EXHIBIT 99.1

Item 6.     Selected Financial Data.

      The following sets forth our selected consolidated financial and operating information on a historical basis. The selected financial data has been derived from our historical consolidated financial statements. The following information should be read together with our consolidated financial statements and notes thereto included in Item 8. Financial Statements and Supplementary Data.

	For the years ended December 31,

	2003	2002	2001(1)	2000(2)	1999

	(Dollars in thousands, except per share data)
Operating Data:
Total revenues	$3,193,144	$3,357,232	$2,964,880	$2,164,707	$1,877,521
Lease termination income(3)	$68,408	$151,969	$41,230	$19,829	$15,948
Income from continuing operations	$548,038	$669,646	$563,915	$447,834	$413,466
Net income available to common shareholders	$603,190	$707,642	$563,796	$424,936	$382,092
Funds from Operations available to common shareholders — basic(4)	$1,134,290	$1,336,114	$1,034,671	$797,695	$656,345
Funds from Operations available to common shareholders plus assumed conversions(4)	$1,289,547	$1,520,268	$1,190,174	$924,907	$754,843
Property net operating income(5)	$2,111,793	$2,305,323	$2,020,847	$1,410,705	$1,207,259
Income from continuing operations per share-basic	$1.27	$1.49	$1.43	$1.46	$1.43
Income from continuing operations per share-diluted	$1.26	$1.48	$1.42	$1.45	$1.42
Net income available to common shareholders per share-basic	$1.50	$1.71	$1.57	$1.53	$1.49
Net income available to common shareholders per share-diluted	$1.50	$1.70	$1.55	$1.52	$1.48
Funds from Operations available to common shareholders per share — basic(4)	$2.83	$3.22	$2.87	$2.88	$2.56
Funds from Operations available to common shareholders plus assumed conversions per share(4)	$2.80	$3.18	$2.83	$2.82	$2.52
Cash distributions declared per Common Share	$2.00	$2.00	$1.90	$1.74	$1.58
Balance Sheet Data (at end of year):
Total assets	$24,189,010	$25,246,783	$25,808,422	$18,794,253	$14,046,058
Mortgage debt net of any discounts and premiums	$2,315,889	$2,507,890	$2,650,338	$2,915,801	$1,743,871
Unsecured notes net of any premiums and discounts	$8,828,912	$9,057,651	$9,093,987	$5,836,193	$3,655,047
Line of Credit	$334,000	$205,700	$244,300	$51,000	$453,000
Mandatorily Redeemable Preferred Shares	$299,500	$299,500	$299,500	$300,000	$300,000

	For the years ended December 31,

	2003	2002	2001(1)	2000(2)	1999

	(Dollars in thousands, except per share data)
Other Data (at end of year):
Number of Office Properties	684	734	774	381	294
Rentable square feet of Office Properties (in millions)	122.3	125.7	128.2	99.0	77.0
Occupancy of Office Properties	86.3%	88.6%	91.8%	94.6%	93.7%
Number of Industrial Properties	75	77	79	—	—
Rentable square feet of Industrial Properties (in millions)	5.8	6.0	6.0	—	—
Occupancy of Industrial Properties	86.6%	89.3%	92.8%	—	—

(1)	On July 2, 2001, we completed our acquisition by merger of Spieker Properties, Inc. (“Spieker”) at a cost of approximately $7.2 billion. As a result of the Spieker merger, we acquired an interest in 391 office properties containing approximately 28.3 million square feet and 98 industrial properties containing approximately 10.1 million square feet.

(2)	On June 19, 2000, we completed our acquisition by merger of Cornerstone Properties Inc. (“Cornerstone”) at a cost of approximately $4.5 billion. As a result of the Cornerstone merger, we acquired an interest in 82 properties containing approximately 18.9 million square feet.

(3)	These amounts are from continuing and discontinued operations and our share of unconsolidated joint ventures.

(4)	Refer to Item 7. Management’s Discussion and Analysis of Financial Condition — Funds from Operations for information regarding why we present funds from operations and for a reconciliation of this non-GAAP financial measure to net income.

(5)	Calculated as property operating revenue less property operating expense from continuing operations and discontinued operations. For more information, refer to Item 8. Financial Statements and Supplementary Data — Note 20 — Segment Information.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

      The following discussion and analysis is based primarily on the consolidated financial statements of Equity Office for the years presented and should be read together with the notes thereto contained in this Form 10-K. Terms employed herein as defined terms, but without definition, have the meanings set forth in the notes to the financial statements (See Item 8. Financial Statements and Supplementary Data).

Executive Summary

      We are the largest office REIT and publicly held owner of Office Properties in the nation based on market capitalization and square footage. We receive our revenue primarily from rental revenues generated by leases for our office space. The key factors that affect our business and financial results are the following:

•	the current economic environment, including its effect on white-collar job growth in markets in which we have a presence;

•	the occupancy rates of our Office Properties;

•	rental rates on new Office Property leases;

•	tenant improvement and leasing costs incurred to retain and obtain tenants;

•	the extent of early lease terminations and any lease termination fees;

•	operating expenses; and

•	the extent of any dispositions and acquisitions of Office Properties.

      2003 was the third consecutive year of economic slowdown marked by slow employment growth and the highest office vacancy in the United States in over 10 years. The poor economic environment and weak office markets adversely impacted our financial results. Our overall office occupancy has declined from 88.6% at December 31, 2002 to 86.3% at December 31, 2003. This was due to early lease terminations, which totaled approximately 5.4 million square feet and equated to approximately 4.4% of occupancy lost in our office portfolio. Market rental rates have continued to decline during the last two years and have significantly declined from their peak levels. Tenant improvement and leasing costs have increased dramatically due to the competitive market conditions for new leases. During 2003, we took advantage of favorable market conditions for property sales by disposing of approximately $933.1 million in non-core assets. In addition, we entered into joint ventures and sold a 75% to 80% interest in 13 Office Properties for approximately $596.5 million. We used the proceeds from these asset sales to pay down debt, redeem preferred shares, acquire strategic assets in core markets, partially fund distributions to common shareholders and unitholders and repurchase Common Shares and Units.

      On a macroeconomic level, we see office markets beginning to recover and a minimal new supply of space in most of our core markets. We expect net absorption of 25 to 30 million square feet in our top 20 markets in 2004. We anticipate annual growth in the gross domestic product in the range of 4% to 4.5% and office job growth of approximately 2.5% which we believe will lead to an increase in our occupancy level. Any changes in these assumptions could impact our financial results.

      As a result of the successful implementation of our new operating model, we enter 2004 with a more efficient operating platform. We intend to continue to refine our operating model in an effort to obtain additional efficiencies while improving customer service. Over the last two quarters, our occupancy has been stable at approximately 86% and we expect our average occupancy to increase approximately 1% to 2% during 2004. Although market rental rates have begun to stabilize in many of our markets, the roll down of rents on our expiring leases (assuming market rental rates do not recover from their existing levels) will continue to adversely impact our rental revenues, net income and funds from operations for the foreseeable future. We expect the cost to obtain and keep tenants, such as tenant improvements, leasing commissions, free rent and other concessions to approximate 2003 levels during 2004. As part of our capital allocation strategy of taking advantage of favorable market conditions to exit non-core markets, we expect to be net sellers of real estate again in 2004, which will further reduce our income from continuing operations and funds from operations, and may also result in gains or losses on sales of properties and potential impairment charges.

      The remaining portion of our Management’s Discussion and Analysis of Financial Condition and Results of Operations will help you understand:

•	the key transactions that we completed during the year;

•	our critical accounting policies and estimates;

•	our results of operations for the last three years;

•	our liquidity and capital resources; and

•	our funds from operations.

Key Transactions in 2003

      During 2003, we completed the following key transactions:

•	we disposed of 53 office properties, two industrial properties and four vacant land parcels in various transactions to unaffiliated parties for approximately $933.1 million. The sold office properties consisted of approximately 5,182,707 square feet and 32 residential units, and the industrial properties consisted of approximately 216,900 square feet. With these transactions, we exited the following markets: Salt Lake City, UT; Riverside, CA; Fort Worth, TX; Charlotte, NC; and San Antonio, TX;

•	we sold partial interests in 13 Office Properties consisting of approximately 3,284,431 square feet for approximately $596.5 million;

•	we acquired two Office Properties for approximately $183.2 million consisting of approximately 829,293 square feet;

•	we placed into service four developments consisting of five buildings and approximately 1,218,215 square feet;

•	we entered into $500 million of forward-starting interest rate swaps;

•	we repaid $400 million of unsecured notes that matured in November 2003;

•	we issued $500 million of unsecured notes due January 2013 at an effective annual interest rate of 5.98% and used a portion of the net proceeds to repay $300 million of unsecured notes that matured in February 2003;

•	we obtained a new three-year $1.0 billion revolving credit facility in May 2003;

•	we obtained a $1.0 billion 364-day credit facility in December 2003;

•	we announced the redemption of, and subsequently redeemed in 2004, 4,562,900 outstanding 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest for approximately $114.6 million, which included approximately $0.6 million of accrued distributions;

•	we redeemed the 7.875% Series E Cumulative Redeemable Preferred Shares for approximately $151.9 million, which included approximately $1.9 million of accrued distributions;

•	we redeemed the 8.00% Series F Cumulative Redeemable Preferred Shares for approximately $100.0 million; and

•	we repurchased 14,236,400 Common Shares at an average price of $25.53 per share for a total of $363.5 million.

Critical Accounting Policies and Estimates

      Our significant accounting policies are described in Note 2 to the consolidated financial statements included in Item 8 of this Form 10-K. We believe our most critical accounting policies include allowance for doubtful accounts, impairment of long-lived assets, depreciation and the fair value of financial instruments including derivative instruments, each of which we discuss below.

Allowance for Doubtful Accounts

      Rental revenue from our tenants is our principal source of revenue and is recognized in accordance with GAAP based on the contractual terms of the leases. We monitor the collectibility of accounts receivable from our tenants on an on-going basis. Based on this analysis, historical experiences and the current economic environment, we establish provisions, and maintain an allowance for doubtful accounts for estimated losses resulting from the possible inability of our tenants to make required rent payments to us. An allowance for doubtful accounts is recorded during each period and the bad debt expense is netted against rental revenue in our consolidated statements of operations. The allowance for doubtful accounts, which represents the cumulative allowances less write-offs of uncollectible rent, is netted against tenant and other receivables and deferred rent receivable on our consolidated balance sheets.

      As a result of the slow down in economic activity, we have continued to experience uncollectible receivables, although at lower levels than prior periods, relating to tenants in bankruptcy or tenants experiencing financial difficulty. Although our historical bad debt expense has been based on the factors described above, if we incorrectly estimate the required allowance for doubtful accounts, our financial condition and results of operations could be adversely affected. Below is our bad debt expense from continuing operations for each of the three years in the period ended December 31, 2003.

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Bad debt expense	$12,581	$27,767	$24,652
Property operating revenues	$3,177,283	$3,341,325	$2,949,795
Bad debt expense as a percentage of property operating revenues	0.40%	0.83%	0.84%

Impairment of Long-Lived Assets

      We review our long-lived assets for potential impairment in accordance with FAS 144, Accounting for the Impairment and Disposal of Long-Lived Assets. Under FAS 144, an impairment loss must be recognized when the carrying value of a long lived asset is not recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that a permanent impairment of a long-lived asset has occurred, the carrying value of the asset is reduced to its fair value and an impairment loss is recognized for the difference between the carrying value and the fair value.

      Our estimate of the expected future cash flows used in testing for impairment is highly subjective and based on among other things, our estimates regarding current and future market conditions, rental rates, occupancy levels, costs of tenant improvements, leasing commissions and other tenant concessions, and assumptions regarding the residual value of our Properties at the end our anticipated holding period. These assumptions could differ materially from actual results in future periods. Since FAS 144 provides that the future cash flows used in this analysis be considered on an undiscounted basis, our historically established intent to hold properties over the long term directly decreases the likelihood of recording an impairment loss. If our strategy changes or if market conditions otherwise dictate an earlier sale date, an impairment loss could be recognized and such loss could be material.

      During 2003, we recognized an impairment of approximately $7.5 million on an Office Property (See Item 8. Financial Statements and Supplementary Data Note 8 — Impairment). There were no impairments in 2002. During 2001, we recognized an impairment of approximately $2.5 million on an investment in an unconsolidated joint venture that was held for sale.

Depreciation

      Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”) Business Combinations was effective July 1, 2001. Depreciation expense on Properties acquired prior to July 1, 2001 was computed using the straight-line method based on an estimated useful life of 40 years. A significant portion of the acquisition cost of each property was allocated to building (usually 85% to 90% unless the property was subject to a ground lease in which case 100% of the acquisition cost was allocated to building). Depreciation expense on properties acquired subsequent to the effective date of SFAS No. 141 is based on the allocation of the acquisition cost to land, building, tenant improvements and intangibles and the determination of their useful lives are based on management’s estimates. If we do not appropriately allocate to these components or we incorrectly estimate the useful lives of these components, our computation of depreciation and amortization expense may not appropriately reflect the actual impact of these costs over future periods, which will affect net income.

Fair Value of Financial Instruments

      We are required to determine periodically the fair value of our mortgage debt and unsecured notes for disclosure purposes. In determining the fair value of these financial instruments, we use internally developed models that are based on current market conditions. For example, in determining the fair value of our mortgage debt and unsecured notes, we discount the spread between the future contractual interest payments and future interest payments based on a current market rate. In determining the current market rate, we add a credit spread to the quoted yields on federal government debt securities with similar maturity dates to our own debt. The credit spread estimate is based on our historical experience in obtaining either secured or unsecured financing and also is affected by current market conditions.

      We are also required periodically to adjust the carrying values of interest rate swaps, as well as the underlying hedged liability, if applicable, to its fair value. In determining the fair value of interest rate swaps, we rely on third party quotations to adjust these instruments, as well as the hedged liability, if applicable, to its fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives either will be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

      Because our valuations of our financial instruments are based on these types of estimates, the fair value of our financial instruments may change if our estimates are inaccurate. For the effect of hypothetical changes in market rates of interest on interest expense for variable rate debt, the fair value of total outstanding debt and our forward-starting interest rate swaps, see the Market Risk section.

Accounting Policy Adopted in 2003

      Effective January 1, 2003, we adopted Statement of Financial Accounting Standards No. 123 (“Statement 123”) Accounting for Stock Based Compensation, which requires a fair value based accounting method for determining compensation expense associated with the issuance of share options and other equity awards. See Item 8. Financial Statements and Supplementary Data Note 2 — Summary of Significant Accounting Policies for more information.

Accounting Policies Adopted in 2002

      Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”) Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for financial statements issued for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 extends the reporting requirements of discontinued operations to include components of an entity that have either been disposed of or are classified as held for sale. The operating results of the properties sold in the 1st quarter 2004, 2003 and 2002 have been classified as discontinued operations in the consolidated statements of operations for each of the three years in the period ended December 31, 2003 included herein.

      In accordance with Statement of Financial Accounting Standards No. 145 (“SFAS No. 145”), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective for financial statements issued for fiscal years beginning after May 15, 2002, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods shall be reclassified. As a result of the adoption, an extraordinary loss of approximately $9.4 million in the year ended December 31, 2001 was reclassified to “amortization of deferred financing costs and prepayment expenses”.

Impact of New Accounting Standards

      See Item 8. Financial Statements and Supplementary Data Note 3 — Impact of New Accounting Standards for the impact of new accounting standards on our financial condition and results of operations.

Results of Operations

Trends in Occupancy, Rental Rates, Lease Terminations, Tenant Improvements and Leasing Costs and Uncollectible Receivables

      We receive our revenue primarily from rental revenue generated by leases for office and industrial space for which we are the lessor. Our revenues also include reimbursements from our tenants for certain operating costs and revenues from parking facilities. As a result of the slowdown in economic activity and decline in white-collar employment, we have experienced a decrease both in our occupancy rates and overall market rental rates and an increase in costs to re-lease space. Below is a summary of our leasing activity for tenants taking occupancy for the periods presented for our Office Properties. Our 10 largest markets in terms of property net operating income from continuing operations in order from greatest to least are San Francisco, Boston, San Jose, Seattle, New York, Chicago, Washington D.C., Los Angeles, Atlanta and Orange County. These markets accounted for approximately 78.6% of our property net operating income from continuing operations in the fourth quarter of 2003.

	For the years ended
	December 31,

	2003	2002

Office Property Data:
10 Largest Markets:
Portion of total office portfolio based on square feet at end of year	69.4%	68.1%
Occupancy at end of year	86.1%	88.8%
Gross square footage for tenants whose lease term commenced during the year	15,218,840	13,582,766
Weighted average annual rent per square foot for tenants whose lease term commenced during the year (a)(b)	$27.93	$31.54
Gross square footage for expiring and terminated leases during the year	15,932,288	16,308,269
Weighted average annual rent per square foot for expiring and terminated leases during the year(a)	$31.12	$31.19
Total Office Portfolio:
Portion of total portfolio based on square feet at end of year	100.0%	100.0%
Occupancy at end of year	86.3%	88.6%
Gross square footage for tenants whose lease term commenced during the year	22,684,488	20,620,427
Weighted average annual rent per square foot for tenants whose lease term commenced during the year (a)(b)	$25.68	$28.48
Gross square footage for expiring and terminated leases during the year	23,976,592	23,711,452
Weighted average annual rent per square foot for expiring and terminated leases during the year(a)	$28.14	$28.61

(a)	These weighted average rental rates are based on the average annual base rent per square foot over the term of each of the leases and the current estimated tenant reimbursements, if any.

(b)	Weighted average annual rent per square foot for new office leases for which the tenants have occupied the space during the relevant period may lag behind market because leasing decisions typically are made anywhere from one month to 12 or more months prior to taking occupancy.

      A significant contributor to the decline in occupancy for our Office Properties since the beginning of 2002 has been early lease terminations. From January 1, 2002 through December 31, 2003, early lease terminations affected approximately 11.2 million square feet and we received lease termination fees of approximately $219.8 million. Although lease termination fees increase current period income, future rental income will most likely be reduced because, given the decline in market rents, it is unlikely we will collect the full contracted amount which had been payable under the terminated leases from new tenants who may occupy the vacated space. We will also often incur downtime and additional costs to relet the space. Although there is no way of predicting future lease terminations, we currently anticipate that lease termination fees will be relatively stable in 2004 as compared to 2003 and the affected square feet should be less in 2004 than 2003. The amount of lease termination fees are not necessarily proportionate to the square footage of leases being terminated. Although occupancy has declined since the beginning of 2002, it has stabilized over the last two quarters at approximately 86% and given the current rate of new leasing activity, we expect our average occupancy to increase approximately 1% to 2% in 2004. We estimate that for each 1% change in the average occupancy of our Office Properties there is a corresponding $30 million to $35 million change in our net operating income.

      As indicated in the table above, due to the weak economy, there has been a general decline in market rental rates for Office Properties in 2002 and 2003 as reflected by the difference between the weighted average annual rent per square foot for expiring and terminated leases compared to the weighted average annual rent per square foot for tenants whose lease term commenced during the same period. This roll down in rents adversely affected our rental revenues in 2002 and 2003 and unless the economy recovers and market rental rates increase substantially from their current levels, is expected to adversely affect our rental revenues in subsequent periods as we enter into new leases. The actual rental rates at which available space will be relet will depend on prevailing market factors at the time. We currently estimate that the average annual total rent of approximately $30.43 per square foot as of December 31, 2003 for all our Office Properties (See Item 2. Properties) is approximately $3.50 to $4.00 per square foot above market rent and expect this trend to continue in 2004. As of December 31, 2003, approximately 65.8 million square feet of occupied space (approximately 62.4% of the total occupied square feet) is scheduled to expire through 2008. The square footage of leases scheduled to expire in each of the next five years and the average annual rent per square foot for these leases is presented below.

		Annualized Rent per Occupied
Year	Square Feet of Expiring Leases (a)	Square Foot (b)

2004	12,187,759	$27.70
2005	13,580,501	$30.55
2006	13,984,235	$29.52
2007	12,399,315	$29.23
2008	13,647,832	$27.86

Total/Average	65,799,642	$29.00

(a)	Based on the contractual termination date of the lease without regard to any early lease termination and/or renewal options.
(b)	Based on annualized rent. Annualized rent is the monthly contractual rent as of the reporting date, or if the current rent payable is $0 then the first monthly rent payment due, under existing leases as of December 31, 2003 multiplied by 12 months (“Annualized Rent”). This amount reflects total base rent and estimated expense reimbursements from tenants as of December 31, 2003 without regard to any rent abatements and contractual increases or decreases in rent subsequent to December 31, 2003. Total rent abatements for leases in place as of December 31, 2003, for the period from January 1, 2004 to December 31, 2004 are approximately $38.2 million. We believe Annualized Rent is a useful measure because this information can be used for comparison to current market rents as published by various third party sources.

      During 2003, we experienced material increases in tenant improvement and leasing costs as a result of competitive market conditions for new and renewal leases. The weighted average tenant improvement and leasing cost per square foot incurred for office leases which commenced during 2003 was approximately $19.05, a substantial increase compared to the cost of $13.59 per square foot incurred in 2002. These increases in tenant improvement and leasing costs resulted in a decrease in net effective rents (contract rents reduced by tenant improvement costs, leasing commissions and any free rent periods) for lease renewals and retenanted properties. We expect tenant improvement and leasing costs to be approximately $18 to $20 per square foot in 2004.

      We have also continued to experience uncollectible receivables, although at lower levels than prior periods, relating to tenants in bankruptcy or tenants experiencing financial difficulty. Bad debt expense relating to uncollectible receivables (from continuing operations) was approximately $12.6 million, $27.8 million and $24.7 million in 2003, 2002 and 2001, respectively. We anticipate that the level of uncollectible receivables in 2004 will be similar to 2003. Although we have collateral from many of our tenants, mostly in the form of security deposits and letters of credit, such collateral is generally not sufficient to cover the full cost of releasing the space and additional write-offs of tenant receivables may occur.

Trends in Property Operating Expenses

      In 2001, we initiated a comprehensive analysis of our operating structure with the help of a management consulting firm and our employees. The goal of the analysis was to streamline operations, improve customer service, reduce lease cycle time, increase occupancy, retain tenants and reduce operating expenses. The analysis resulted in a significant reengineering effort called EOPlus. As part of this effort, many of the activities that occurred at the property level have been centralized into regional offices with a view towards allowing property managers to spend more time building customer relationships. The centralization of each region’s operations is designed to provide higher service to our customers at a lower cost. By consolidating our property management offices, we made available for leasing almost 400,000 square feet of office space in 2003. As of December 31, 2003, we have approximately 15% fewer employees at the property level than at the end of 2001. We have also created a central purchasing function to review and analyze our goods and services expenditures. The goal of the central purchasing function is to obtain preferred pricing, reduce the number of our vendors and reduce the number of invoices we process.

Period-to-Period Comparisons

Acquisition and Disposition Activity

      Below is a summary of our acquisition and disposition activity since January 1, 2002. The buildings and total square feet shown include properties we own in joint ventures with other partners that we either consolidate or account for under the equity method. The total square feet of these unconsolidated properties is included in the table. Excluding the joint venture partners’ share of the square feet of the office properties, we effectively owned 113,580,631 square feet of office space as of December 31, 2003.

	Office Properties		Industrial Properties

		Total		Total
	Buildings	Square Feet	Buildings	Square Feet

Properties owned as of:
January 1, 2002	774	128,233,987	79	6,044,831
Acquisitions	2	260,372	—	—
Developments placed in service	3	330,646	—	—
Dispositions	(45)	(3,113,189)	(2)	(77,072)
Building remeasurements	—	13,583	—	—

December 31, 2002	734	125,725,399	77	5,967,759
Acquisitions	2	829,293	—	—
Developments placed in service	5	1,218,215	—	—
Dispositions(a)	(53)	(5,182,707)	(2)	(216,900)
Property taken out of service(b)	(4)	(450,548)	—	—
Building remeasurements	—	115,273	—	—

December 31, 2003	684	122,254,925	75	5,750,859

(a)	Excludes partial sales of real estate because the properties are still included in our portfolio.

(b)	Cambridge Science Center (f/k/a Riverview I) is now considered a development and 175 Wyman has been taken out of service and is being held for potential redevelopment.

      The financial data presented in the consolidated statements of operations show changes in revenues and expenses from period-to-period. We do not believe our period-to-period financial data are necessarily comparable because we acquire and dispose of properties on an ongoing basis. The following tables show results attributable to the Properties that were held during both periods being compared (the “Core Portfolio”) and the changes in our aggregate total portfolio of Properties (the “Total Portfolio”).

      Included in property operating revenues are rental revenue, tenant reimbursements, parking and other. Included in property operating expenses are insurance, repairs and maintenance and property operating expenses.

Comparison of the year ended December 31, 2003 to the year ended December 31, 2002

      The table below represents selected operating information for the Total Portfolio and for the core portfolio consisting of 647 consolidated Office Properties, 75 Industrial Properties and 22 unconsolidated joint venture Properties acquired or placed in service on or prior to January 1, 2002. The core portfolio results below include the results of the 13 Office Properties in which we sold partial interests and entered into joint venture agreements during the fourth quarter 2003 because these properties were sold on December 30, 2003.

	Total Portfolio				Core Portfolio

			Change				Change

	2003	2002	$	%	2003	2002	$	%

(Dollars in thousands)
Property operating revenues	$3,177,283	$3,341,325	$(164,042)	(4.9)%	$3,138,385	$3,323,859	$(185,474)	(5.6)%
Fee income	15,861	15,907	(46)	(0.3)	—	—	—	—

Total revenues	3,193,144	3,357,232	(164,088)	(4.9)	3,138,385	3,323,859	(185,474)	(5.6)

Depreciation and amortization	715,108	662,520	52,588	7.9	689,611	648,531	41,080	6.3
Real estate taxes	351,342	360,292	(8,950)	(2.5)	344,257	356,730	(12,473)	(3.5)
Property operating expenses	774,275	787,495	(13,220)	(1.7)	759,568	782,195	(22,627)	(2.9)
Ground rent	20,287	20,325	(38)	(0.2)	18,624	20,075	(1,451)	(7.2)
General and administrative(a)	62,479	65,790	(3,311)	(5.0)	—	—	—	—
Impairment of long-lived asset	7,500	—	7,500	—	7,500	—	7,500	—

Total expenses	1,930,991	1,896,422	34,569	1.8	1,819,560	1,807,531	12,029	0.7

Operating income	1,262,153	1,460,810	(198,657)	(13.6)	1,318,825	1,516,328	(197,503)	(13.0)

Interest/dividend income	12,583	22,148	(9,565)	(43.2)	3,839	3,771	68	1.8
Realized gain on sale of marketable securities	9,286	—	9,286	—	—	—	—	—
Interest expense(b)	(827,335)	(814,645)	(12,690)	1.6	(187,259)	(198,110)	10,851	(5.5)

Total other income / expense	(805,466)	(792,497)	(12,969)	1.6	(183,420)	(194,339)	10,919	(5.6)

Income before income taxes, allocation to minority interests, income from investments in unconsolidated joint ventures and net gain on partial sales of real estate	456,687	668,313	(211,626)	(31.7)	1,135,405	1,321,989	(186,584)	(14.1)
Income taxes	(5,373)	(9,114)	3,741	(41.0)	(911)	(1,999)	1,088	(54.4)
Minority interests	(82,268)	(96,405)	14,137	(14.7)	(9,307)	(7,253)	(2,054)	28.3
Income from investments in unconsolidated joint ventures	79,882	106,852	(26,970)	(25.2)	53,131	68,630	(15,499)	(22.6)
Net gain on partial sales of real estate	99,110	—	99,110	—	99,110	—	99,110	—

Income from continuing operations	548,038	669,646	(121,608)	(18.2)	1,277,428	1,381,367	(103,939)	(7.5)
Discontinued operations (including net gain on sales of real estate of $61,953 and $17,926, respectively)	107,024	100,569	6,455	6.4	—	—	—	—

Net income	$655,062	$770,215	$(115,153)	(15.0)%	$1,277,428	$1,381,367	$(103,939)	(7.5)%

Property net operating income from continuing operations(c)	$2,051,666	$2,193,538	$(141,872)	(6.5)%	$2,034,560	$2,184,934	$(150,374)	(6.9)%

Deferred rental revenue	$73,058	$67,346	$5,712	8.5%	$70,298	$66,451	$3,847	5.8%

Lease termination fees	$62,578	$104,178	$(41,600)	(39.9)%	$62,110	$103,469	$(41,359)	(40.0)%

(a)	Corporate general and administrative expense is not allocated to the Core Portfolio because these expenses are not directly incurred in connection with any specific Property.

(b)	Interest expense (including amortization of deferred financing costs and prepayment expenses) for the core portfolio represents interest expense on property secured mortgage debt and does not include interest expense on the unsecured notes or the line of credit.

(c)	Represents segment data. See Item 8. Financial Statements and Supplementary Data Note 20-Segment Information.

Property Operating Revenues

      The decrease in property operating revenues in the Total Portfolio was primarily attributable to reduced occupancy in the core portfolio from 91.8% at January 1, 2002 to 86.5% at December 31, 2003 and a decrease in lease termination fees. A large portion of the decrease in occupancy was due to early lease terminations. In addition to the decline in occupancy, rental revenues declined as a result of decreased average rental rates on new leases as compared to average rental rates on expiring leases.

Depreciation and Amortization

      Total Portfolio and core portfolio depreciation and amortization expense increased from the prior period primarily as a result of capital and tenant improvements made since the beginning of the prior period and from an increase in deferred leasing costs.

Real Estate Taxes

      Real estate taxes decreased for the Total Portfolio and core portfolio primarily due to a decrease in real estate taxes in the California regions of approximately $11.5 million and the Seattle region of approximately $2.8 million, partially offset by an increase in real estate taxes in the New York region of approximately $6.3 million.

Property Operating Expenses

      For the core portfolio, property operating expenses decreased primarily as a result of lower utility expense of approximately $13.8 million and lower insurance expense of approximately $11.0 million. Insurance expense decreased primarily as a result of changes in our insurance program and favorable loss experience. In addition, repairs and maintenance expense decreased by approximately $8.8 million primarily due to lower occupancy and the renegotiation of service contracts. Payroll expense decreased by approximately $4.3 million due to staff reductions. These decreases in property operating expenses were partially offset by increases in property operating general and administrative expenses which include legal, advertising, leasing and payroll costs and by severance expense of approximately $5.4 million in 2003.

General and Administrative Expenses

      We incurred approximately $4.2 million of corporate level severance expense in 2003 compared to $7.2 million in 2002. The severance expense consisted of the accelerated vesting of share options and restricted shares as well as cash payments.

      Beginning in fiscal 2003, we reclassified regional operating expenses and other costs directly associated with property operations from general and administrative expenses to property operating expenses. The regional offices exist to provide oversight for the management and leasing of the Properties. Accordingly, these expenses were classified as property operating expenses and all prior periods have been reclassified to provide for comparability. This reclassification did not change the prior period results or shareholders’ equity.

Impairment

      During 2003, an Office Property was deemed to be impaired due to an analysis of its future undiscounted cash flows. As a result, we recognized a permanent impairment charge of $7.5 million, which reduced the book value of the property to its estimated fair value of $3.8 million.

Interest/Dividend Income

      Interest and dividend income decreased for the Total Portfolio by approximately $9.6 million primarily as a result of lower interest and dividends from various notes receivable and investments, which either matured or were redeemed during the period.

Realized Gain on Sale of Marketable Securities

      During 2002, we entered into an early lease termination agreement with a tenant that was scheduled to occupy an entire building. As part of the consideration for the lease termination, we received five million shares of common stock. These securities were sold during the first quarter of 2003 at a gain of approximately $8.1 million. The remaining realized gain of approximately $1.2 million was due to the sale of other securities.

Interest Expense

      Interest expense for the Total Portfolio increased primarily as a result of a $10.4 million decrease of capitalized interest related to several developments that were completed and placed into service. Interest expense for the core portfolio decreased primarily as a result of mortgage debt repayments.

Income Taxes

      Income taxes for the Total Portfolio decreased because in 2002 we incurred approximately $5.0 million of income taxes as a result of a $40.0 million lease termination. (See “Income from Investment in Unconsolidated Joint Ventures” below).

Minority Interests

      Minority interests for the Total Portfolio decreased because of the decrease in net income during 2003 as compared to 2002.

Income from Investments in Unconsolidated Joint Ventures

      Income from investments in unconsolidated joint ventures decreased for the Total Portfolio primarily due to a decrease in lease termination fees from $46.4 million to $3.7 million and a decrease in property operating revenues at the core portfolio, partially offset by a $2.3 million decrease in interest expense on variable rate mortgage debt at the core portfolio and by a development property placed in service in 2003. The decrease in property operating revenues at the core portfolio was primarily attributable to reduced occupancy and decreased average rental rates on new leases as compared to average rental rates on expiring leases.

Net Gain on Partial Sales of Real Estate

      The net gain in 2003 related to the partial sale of our interests in 13 Office Properties. In accordance with SFAS No. 144, the net income from these Properties, which includes the net gain on sale, is not classified as discontinued operations because we still maintain an on-going involvement with the operation of these Properties.

Discontinued Operations

      The increase in discontinued operations is a result of a higher net gain on the sale of properties in 2003 as compared to 2002, offset by the loss of net income due to the sales. Discontinued operations in 2002 includes the net income of properties sold in 2002, 2003 and the 1st quarter 2004 whereas the discontinued operations in 2003 only includes the net income of properties sold in 2003 and the 1st quarter 2004.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001

      The table below represents selected operating information for the Total Portfolio and for the core portfolio consisting of 355 consolidated Office Properties and 23 unconsolidated joint venture Office Properties acquired or placed in service on or prior to January 1, 2001.

	Total Portfolio				Core Portfolio

			Change				Change

	2002	2001	$	%	2002	2001	$	%

(Dollars in thousands)
Property operating revenues	$3,341,325	$2,949,795	$391,530	13.3%	$2,508,762	$2,567,558	$(58,796)	(2.3)%
Fee income	15,907	15,085	822	5.4	—	—	—	—

Total revenues	3,357,232	2,964,880	392,352	13.2	2,508,762	2,567,558	(58,796)	(2.3)

Depreciation and amortization	662,520	553,171	109,349	19.8	507,556	490,125	17,431	3.6
Real estate taxes	360,292	331,070	29,222	8.8	303,730	298,532	5,198	1.7
Property operating expenses	787,495	677,108	110,387	16.3	627,711	605,120	22,591	3.7
Ground rent	20,325	16,692	3,633	21.8	11,571	12,632	(1,061)	(8.4)
General and administrative(a)	65,790	42,321	23,469	55.5	—	—	—	—
Impairments	—	135,220	(135,220)	(100.0)	—	—	—	—

Total expenses	1,896,422	1,755,582	140,840	8.0	1,450,568	1,406,409	44,159	3.1

Operating income	1,460,810	1,209,298	251,512	20.8	1,058,194	1,161,149	(102,955)	(8.9)

Interest/dividend income	22,148	40,015	(17,867)	(44.7)	3,913	4,940	(1,027)	(20.8)
Interest expense(b)	(814,645)	(742,586)	(72,059)	9.7	(196,014)	(220,213)	24,199	(11.0)

Total other income/expense	(792,497)	(702,571)	(89,926)	12.8	(192,101)	(215,273)	23,172	(10.8)

Income before income taxes, allocation to minority interests and income from investments in unconsolidated joint ventures	668,313	506,727	161,586	31.9	866,093	945,876	(79,783)	(8.4)
Income taxes	(9,114)	(8,743)	(371)	4.2	(1,027)	(1,535)	508	(33.1)
Minority interests	(96,405)	(84,934)	(11,471)	13.5	(7,146)	(8,685)	1,539	(17.7)
Income from investments in unconsolidated joint ventures	106,852	69,203	37,649	54.4	71,792	64,504	7,288	11.3
Net gain on sales of real estate	—	81,662	(81,662)	(100.0)	—	8,000	(8,000)	(100.0)

Income from continuing operations	669,646	563,915	105,731	18.7	929,712	1,008,160	(78,448)	(7.8)
Discontinued operations (including net gain on sales of real estate of $17,926 in 2002)	100,569	56,409	44,160	78.3	—	—	—	—

Income before extraordinary item and cumulative effect of a change in accounting principle	770,215	620,324	149,891	24.2	929,712	1,008,160	(78,448)	(7.8)
Extraordinary item	—	(1,000)	1,000	(100.0)	—	(268)	268	(100.0)
Cumulative effect of a change in accounting principle	—	(1,142)	1,142	(100.0)	—	—	—	—

Net income	$770,215	$618,182	$152,033	24.6%	$929,712	$1,007,892	$(78,180)	(7.8)%

Property net operating income from continuing operations(c)	$2,193,538	$1,941,617	$251,921	13.0%	$1,577,321	$1,663,906	$(86,585)	(5.2)%

Deferred rental revenue	$67,346	$66,496	$850	1.3%	$31,811	$49,951	$(18,140)	(36.3)%

Lease termination fees	$104,178	$39,438	$64,740	164.2%	$46,497	$34,732	$11,765	33.9%

(a)	Corporate general and administrative expense is not allocated to the core portfolio because these expenses are not directly incurred in connection with any specific Property.

(b)	Interest expense (including amortization of deferred financing costs and prepayment expenses) for the core portfolio represents interest expense on property secured mortgage debt and does not include interest expense on the unsecured notes or the line of credit.

(c)	Represents segment data. See Item 8. Financial Statements and Supplementary Data Note 20-Segment Information.

Property Operating Revenues

      The increase in property operating revenues in the Total Portfolio was primarily due to the Spieker merger in July 2001, which was partially offset by a decrease in occupancy in the core portfolio as described below. In addition, lease termination fees were $104.2 million in 2002 as compared to $39.4 million in 2001. Included in the lease termination fees of $104.2 million in 2002 was approximately $46.1 million from one tenant. The primary reason for the increase in the lease termination fees and the decrease in occupancy was the slowdown in economic activity. Lease termination fees relate to specific tenants, each of which has paid a fee to terminate its lease obligations before the end of the contractual term of the lease.

      The decrease in property operating revenues in the core portfolio was primarily due to a decrease in occupancy from 94.5% at January 1, 2001 to 89.2% at December 31, 2002. Occupancy decreased primarily due to tenant rollover and early lease terminations where the space was not re-leased. The decrease in property operating revenues was partially offset by lease termination fees of $46.5 million in 2002 as compared to $34.7 million in 2001.

Depreciation and Amortization

      Total Portfolio depreciation and amortization expense increased primarily due to the Spieker merger and capital and tenant improvements made during each year. Core portfolio depreciation and amortization expense increased as a result of capital and tenant improvements made during each year.

Property Operating Expenses and Real Estate Taxes

      Total Portfolio property operating expenses and real estate taxes increased primarily due to the Spieker merger. Core portfolio property operating expenses and real estate taxes increased primarily due to an increase of approximately $4.5 million for safety and security expense and higher insurance premiums of approximately $8.4 million primarily due to the terrorist attacks on September 11, 2001, an increase of approximately $10.6 million for repairs and maintenance and an increase in real estate taxes of approximately $5.2 million. The increase in property operating expenses and real estate taxes was partially offset by a decrease of approximately $8.2 million in utilities expense.

Ground Rent

      Ground rent for the Total Portfolio increased from the prior period primarily due to the Spieker merger as several Properties acquired in the Spieker merger are subject to ground leases.

General and Administrative Expenses

      General and administrative expenses increased primarily due to professional and consulting fees related to the EOPlus initiative of $15.7 million and severance expense of approximately $7.3 million in 2002. The total severance consisted of severance payments and the accelerated vesting of share options and restricted shares.

      Beginning in fiscal 2003, we reclassified regional operating expenses and other costs directly associated with property operations from general and administrative expenses to property operating expenses. The regional offices exist to provide oversight for the management and leasing of the Properties. Accordingly, these expenses were classified as property operating expenses and all prior periods have been reclassified to provide for comparability. This reclassification did not change the prior period results or shareholders’ equity.

Impairments

      For information on this item refer to “Item 8. Financial Statements and Supplementary Data — Note 8 — Impairment”.

Interest/Dividend Income

      Interest/ dividend income decreased for the Total Portfolio as a result of an $8.5 million decrease in dividends and discount amortization from our $90.6 million investment in HQ Global Workplaces, Inc. (“HQ Global”) Series A Convertible Cumulative Preferred Stock (“HQ Preferred Stock”) which was written-off in 2001 and a reduction in interest income on notes receivable of approximately $6.6 million. In addition, CT Convertible Trust I redeemed its non-convertible preferred securities that earned a 13% annual dividend for approximately $20.1 million, including accrued dividends, in September 2002.

Interest Expense

      Total Portfolio interest expense increased from the prior year as a result of having more debt outstanding during 2002, mainly as a result of the Spieker merger. This increase was partially offset by interest rate swap agreements in effect during 2002 and 2001 which effectively reduced interest expense by approximately $21.3 million by converting the fixed interest rates to variable rates for a portion of the unsecured notes. The swap agreements were all terminated in 2001 and 2002. Total proceeds of approximately $90.2 million resulting from the settlement of the swaps are being amortized ratably over the remaining terms of the respective unsecured notes as a reduction to interest expense. Core portfolio interest expense decreased from the prior year as a result of the repayment and refinancing of certain mortgage notes.

Income from Investment in Unconsolidated Joint Ventures

      Income from investment in unconsolidated joint ventures increased for the Total Portfolio primarily due to lease termination fees of $46.4 million in 2002 as compared to $1.0 million in 2001. Included in the lease termination fees of $46.4 million in 2002 was approximately $40 million from one tenant.

      Income from investment in unconsolidated joint ventures increased for the core portfolio primarily due to lease termination fees of $6.4 million in 2002 as compared to $1.0 million in 2001 and also increased due to a $7.6 million decrease in interest expense as a result of lower interest rates on variable rate mortgage notes and the repayment of a mortgage note. The increase in income from unconsolidated joint ventures was partially offset by a decrease in property revenues as a result of a decrease in occupancy.

Net Gain on Sales of Real Estate and Discontinued Operations

      Net gain on sales of real estate for the Total Portfolio decreased from the prior period as a result of a presentation change for sold properties in accordance with SFAS No. 144. Gains and losses from properties sold prior to 2002 are reflected as “net gain on sales of real estate” and gains and losses from properties sold in 2002, 2003 and the 1st quarter of 2004 are reflected in “discontinued operations”. The increase in discontinued operations was primarily due to the gain on the sale of the properties sold in 2002 and properties sold in 2003 that were acquired through the Spieker Merger in July 2001. The gain on sale of real estate in 2001 from the Core Portfolio represents income received from an unaffiliated party for an easement allowing highway access under an Office Property.

Extraordinary Item

      The extraordinary item relates to repair costs to certain Office Properties located in Seattle, Washington that were incurred as a result of damage from an earthquake in February 2001.

Discontinued Operations

      The net income for properties sold subsequent to December 31, 2001 is reflected in the consolidated statements of operations as Discontinued Operations for the periods presented. Below is a summary of the results of operations of these properties through their respective disposition dates:

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Total revenues	$86,317	$166,959	$125,036

Expenses:
Depreciation and amortization	15,243	28,484	21,859
Property operating	26,190	55,174	45,806
Ground rent	18	164	236

Total expenses	41,451	83,822	67,901

Operating income	44,866	83,137	57,135

Other income / expense:
Interest / dividend income	158	233	217
Interest expense and amortization of deferred financing costs and prepayment expenses	(20)	(346)	(849)

Total other income / expense	138	(113)	(632)

Income before income taxes and net gain on sales of real estate	45,004	83,024	56,503
Income taxes	67	(381)	(94)
Net gain on sales of real estate	61,953	17,926	—

Net income	$107,024	$100,569	$56,409

Property net operating income from discontinued operations	$60,127	$111,785	$79,230

Segment Reporting

      For segment reporting purposes, the office properties, apartment properties and the land parcels that were sold are included in the “Office Properties” segment and the industrial properties and parking facilities that were sold are included in the “Corporate and Other” segment.

Liquidity and Capital Resources

Liquidity

      Our net cash provided by operating activities is primarily dependent upon the occupancy level of our properties, the rental rates on our leases, the collectibility of rent from our tenants, the level of operating and other expenses, and other factors. Our net cash provided by operating activities, including our share of net cash provided by operating activities from unconsolidated joint ventures, has been our primary source of liquidity to fund debt service, capital improvements, tenant improvements and leasing costs for operating properties as well as distributions to our shareholders and unitholders. We expect that our lines of credit will adequately provide for any additional amounts which may be needed to fund working capital and unanticipated cash needs as well as acquisitions and development costs.

      In order to qualify as a REIT for federal income tax purposes, we must distribute at least 90% of our taxable income (excluding capital gains) to our shareholders. We currently distribute capital gains to our shareholders; however, these gains can be retained by us and taxed at the corporate tax rate. Accordingly, we currently intend, although we are not legally obligated, to continue to make regular quarterly distributions to holders of our common and preferred shares, at least at the level required to maintain our REIT status. The declaration of dividends on capital shares is at the discretion of the Board of Trustees, which decision is made from time to time by the Board of Trustees based on then prevailing circumstances.

      A material adverse change in our net cash provided by operating activities may affect our ability to fund these items and may affect the financial performance covenants under our lines of credit and unsecured notes. If we fail to meet our financial performance covenants and to reach a satisfactory resolution with our lenders, the maturity dates for our unsecured notes could be accelerated, and our lines of credit could become unavailable to us or the interest charged on the line of credit could increase. Our interest charged on the line of credit could also increase if our debt ratings adversely change. Any of these circumstances could adversely affect our ability to fund working capital and unanticipated cash needs, acquisitions and development costs.

      Lower occupancy levels, reduced rental rates, and reduced revenues as a result of asset sales have had the effect of reducing our net cash provided by operating activities. In addition, our tenant improvement and leasing costs have increased significantly due to competitive market conditions for new and renewal leases. During the year ended December 31, 2003, our net free cash flow was insufficient to pay capital improvements, tenant improvements and leasing costs and distributions to our shareholders and unitholders by approximately $179 million. We funded this net free cash flow deficit primarily with a combination of borrowings under our line of credit and proceeds from property dispositions. We define net free cash flow as (a) net cash provided by operating activities determined in accordance with GAAP plus funds from operations from our joint venture activities and minority interest (which we view as an integral part of our business) plus changes in non-cash items, such as rents receivable and accounts payable, which are expected to be settled in cash but are not reflected in net cash provided by operating activities determined in accordance with GAAP due to timing differences between the accrual of the receivable or payable and the cash settlement of such items, less (b) expenditures for capital improvements, tenant improvements and leasing costs and distributions to our shareholders and unitholders. Net free cash flow is a non-GAAP financial measure and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, for the period presented below. Our calculation of net free cash flow is not necessarily comparable to similar measures that may be presented by other companies.

For the
year ended
December 31,
(Dollars in thousands)	2003

Net cash provided by operating activities	$1,132,303
Plus: Net joint venture and minority interest FFO excluding non-cash items (deferred rent, loan amortization and non-real estate depreciation)	112,800
Plus: Total changes in assets and liabilities in net cash provided by operating activities, net of provision for doubtful accounts and deferred rent	31,249
Plus: Other timing differences and changes in non-cash items	11,665
Less: Capital improvements, tenant improvements and leasing costs (for leases which commenced during the period) and other costs including our share of joint ventures capital improvements, tenant improvements and leasing costs	(512,036)
Less: Distributions to commons shareholders and unitholders	(901,259)
Less: Payment of preferred distributions	(53,841)

Net Free Cash Flow Deficit	$(179,119)

      If our net cash from operating activities and tenant improvements and leasing costs continue at these levels, and if our Board of Trustees continues to declare distributions on our common shares at current levels, our net free cash flow deficit would continue in subsequent periods and we would fund this deficit in a similar manner. We currently anticipate that the deficit for 2004 will be similar to 2003. Beyond this, we have $1.4 billion of debt maturing through December 31, 2004. Because our anticipated distributions will not allow us to retain sufficient cash to repay all of our debt as it comes due using only cash from operating activities, we will be required to repay most of our maturing debt with proceeds from asset sales and debt offerings. Although there can be no assurance that such funding at acceptable terms will be available to us, we believe that net cash provided by operating activities, draws under our lines of credit, proceeds from other financing sources that we expect to be available to us and proceeds from anticipated asset sales will together provide sufficient liquidity to meet our cash needs during this period.

Distributions

      In 2003, the Board of Trustees declared dividends on preferred shares as reflected below:

	Annualized	2003 Distributions
Security(a)	Distribution Per Share	(Dollars in thousands)

Series B Preferred Shares	$2.625	$15,724
Series C Preferred Shares(a)	$2.15625	$9,839
Series E Preferred Shares(a)	$1.3015625	$5,841
Series F Preferred Shares(a)	$1.00	$4,000
Series G Preferred Shares	$1.9375	$16,469

(a)	The Series C Preferred Shares were redeemed in January 2004 and the Series E and Series F Preferred shares were redeemed in June 2003.

      The Board of Trustees also declared dividends on the common shares for the four quarters of 2003, at the rate of $.50 per common share per quarter.

Contractual Obligations

      As of December 31, 2003, we were subject to certain material contractual payment obligations as described in the table below. We were not subject to any material capital lease obligations or unconditional purchase obligations as of December 31, 2003.

	Payments Due by Period

Contractual Obligations:	Total	2004	2005	2006	2007	2008	Thereafter

	(Dollars in thousands)
Long-term debt:
Mortgage debt(1)	$2,329,552	$375,761	$568,787	$343,878	$237,024	$132,061	$672,041
Unsecured notes(2)	8,816,500	880,000	675,000	650,000	976,500	775,000	4,860,000
Line of Credit	334,000	—	—	334,000	—	—	—
Series B Preferred Shares	299,500	—	—	—	—	299,500	—
Share of mortgage debt of unconsolidated joint ventures	797,268	117,153	466,505	52,283	2,622	16,989	141,716
Operating leases	1,260,561	16,583	16,649	16,748	16,646	16,660	1,177,275
Share of ground leases of unconsolidated joint ventures	128,566	1,216	1,216	1,258	1,294	1,294	122,288
Construction contracts on developments	12,732	12,732	—	—	—	—	—

Total Contractual Obligations	$13,978,679	$1,403,445	$1,728,157	$1,398,167	$1,234,086	$1,241,504	$6,973,320

Weighted Average Interest Rates on Maturing Debt:
Long-term debt:
Mortgage debt	7.63%	7.15%	7.87%	7.15%	7.87%	7.48%	7.84%
Unsecured notes	6.95%	5.42%	5.67%	7.52%	7.52%	7.27%	7.17%
Line of credit	1.95%	—	—	1.95%	—	—	—
Share of mortgage debt of unconsolidated joint ventures	6.27%	2.27%	7.30%	7.67%	—	6.92%	5.43%

Total Weighted Average Interest Rates	6.90%	5.60%	6.83%	6.08%	7.59%	7.29%	7.21%

(1)	Balance excludes a net unamortized discount of $13.7 million.

(2)	Balance excludes a net unamortized premium of $12.4 million.

Forward-Starting Interest Rate Swaps

      See “Market Risk” for information on our forward-starting interest rate swaps.

Energy Contracts

      In an ongoing effort to control energy costs, from time to time we enter into contracts for the purchase of gas or electricity for properties in states which have deregulated their energy markets. Typically, these contracts provide for a term of one to three years. Although all or a portion of the commodity price under these contracts is generally fixed, the amounts actually expended under these contracts will vary in accordance with actual energy usage or the timing of energy usage during the period. As a result, the amounts to be expended under these contracts are difficult to predict. During 2003 more than half of our energy expenditures were made under various contracts of this nature and most of these expenditures were reimbursable by our tenants as ordinary operating expenses.

Off-Balance Sheet Arrangements

      We do not have any off-balance sheet arrangements with any unconsolidated investments or joint ventures that we believe have or are reasonably likely to have a material effect on our financial condition, results of operations, liquidity or capital resources.

Debt Financing

      The table below summarizes our consolidated mortgage debt, unsecured notes and line of credit indebtedness at December 31, 2003 and 2002. The amounts shown include unamortized discounts on mortgage debt of approximately $13.7 million and $12.6 million, respectively, and unamortized premiums on unsecured notes of $12.4 million and $41.2 million, respectively. The discounts and premiums were originally recorded in connection with certain property acquisitions, mergers, issuances of unsecured notes and interest rate swap settlements.

	December 31,

	2003	2002

(Dollars in thousands)

Balance
Fixed rate	$11,108,801	$11,529,541
Variable rate(a)	370,000	241,700

Total	$11,478,801	$11,771,241

Percent of total debt
Fixed rate	96.8%	97.9%
Variable rate(a)	3.2%	2.1%

Total	100.0%	100.0%

Effective interest rate at end of period
Fixed rate	7.11%	7.17%
Variable rate(a)	1.93%	2.37%

Effective interest rate	6.94%	7.08%

(a)	The interest rate for these notes is based on various spreads over LIBOR.

Mortgage Debt

      As of December 31, 2003, total mortgage debt (excluding our share of the mortgage debt encumbering unconsolidated properties of approximately $797.3 million) consisted of approximately $2,279.9 million of fixed rate debt with a weighted average interest rate of approximately 7.72% and $36.0 million of variable rate debt based on LIBOR plus 55 basis points (1.72% as of December 31, 2003). See “Liquidity and Capital Resources — Contractual Obligations” for annual payment obligations under our mortgage debt.

      The instruments encumbering the properties restrict title transfer of the respective properties subject to the terms of the mortgage, prohibit additional liens, require payment of real estate taxes on the properties, maintenance of the properties in good condition, maintenance of insurance on the properties and include a requirement to obtain lender consent to enter into material tenant leases.

Line of Credit

      We have a $1.0 billion revolving credit facility that was obtained in May 2003. As of March 12, 2004 and December 31, 2003, $921.7 million and $334.0 million was outstanding under this facility, respectively. The line of credit bears interest at LIBOR plus 60 basis points, has an annual facility fee of 20 basis points payable quarterly and matures in May 2006. The effective rate on the line of credit at December 31, 2003 was approximately 1.95%. In addition, a competitive bid option, whereby the lenders participating in the credit facility may bid on the interest to be charged resulting in an interest rate lower than LIBOR plus 60 basis points, is available for up to $350 million of the borrowings under the credit facility.

364-Day Line of Credit

      In December 2003, we obtained a $1.0 billion 364-day credit facility. The facility has a $200 million revolving component and a $800 million term component. As of December 31, 2003, no amounts were outstanding under this facility. The line of credit bears interest at LIBOR plus 65 basis points, has an annual facility fee of 15 basis points payable quarterly and matures in December 2004. In addition, a competitive bid option, whereby the lenders participating in the credit facility may bid on the interest to be charged resulting in an interest rate lower than LIBOR plus 65 basis points, is available for up to $350 million of the borrowings under the credit facility.

Unsecured Notes

      Unsecured notes decreased to approximately $8,828.9 million at December 31, 2003 compared to approximately $9,057.7 million at December 31, 2002, as a result of the repayment of $300 million 6.38% unsecured notes in February 2003, the repayment of $400 million 7.38% unsecured notes in November 2003 and amortization of discounts and premiums, partially offset by the issuance in January 2003 of $500 million 5.88% unsecured notes due January 15, 2013.

      The table below summarizes the unsecured notes outstanding as of December 31, 2003:

	Coupon	Effective	Principal		Maturity
Original Term	Rate	Rate (a)	Balance		Date

	(Dollars in thousands)
5 Years	6.50%	4.59%	$300,000	(b)	01/15/04
9 Years	6.90%	6.27%	100,000	(b)	01/15/04
5 Years	6.80%	6.10%	200,000	(b)	05/01/04
6 Years	6.50%	5.31%	250,000	(b)	06/15/04
7 Years	7.24%	7.26%	30,000	(b)	09/01/04
8 Years	6.88%	6.40%	125,000		02/01/05
7 Years	6.63%	4.99%	400,000		02/15/05
7 Years	8.00%	6.49%	100,000		07/19/05
8 Years	7.36%	7.69%	50,000		09/01/05
6 Years	8.38%	7.65%	500,000		03/15/06
9 Years	7.44%	7.74%	50,000		09/01/06
10 Years	7.13%	6.74%	100,000		12/01/06
9 Years	7.00%	6.80%	1,500		02/02/07
9 Years	6.88%	6.83%	25,000		04/30/07
9 Years	6.76%	6.76%	300,000		06/15/07
10 Years	7.41%	7.70%	50,000		09/01/07
7 Years	7.75%	7.91%	600,000		11/15/07
10 Years	6.75%	6.97%	150,000		01/15/08
10 Years	6.75%	7.01%	300,000		02/15/08
8 Years(c)	7.25%	7.64%	325,000		11/15/08
10 Years	6.80%	6.94%	500,000		01/15/09
10 Years	7.25%	7.14%	200,000		05/01/09
11 Years	7.13%	6.97%	150,000		07/01/09
10 Years	8.10%	8.22%	360,000		08/01/10
10 Years	7.65%	7.20%	200,000		12/15/10
10 Years	7.00%	6.83%	1,100,000		07/15/11
10 Years	6.75%	7.02%	500,000		02/15/12
10 Years	5.88%	5.98%	500,000		01/15/13
20 Years	7.88%	8.08%	25,000		12/01/16
20 Years	7.35%	8.08%	200,000		12/01/17
20 Years	7.25%	7.54%	250,000		02/15/18
30 Years	7.50%	8.24%	150,000		10/01/27
30 Years	7.25%	7.31%	225,000		06/15/28
30 Years	7.50%	7.55%	200,000		04/19/29
30 Years	7.88%	7.94%	300,000		07/15/31

Weighted Average/ Subtotal	7.15%	6.95%	8,816,500

Net premium			12,412

Total			$8,828,912

(a)	Includes the effect of settled interest rate protection and interest rate swap agreements, offering and transaction costs and premiums and discounts on certain unsecured notes.

(b)	Through 2004, $880 million of unsecured notes will mature and become payable, including the $400 million of unsecured notes that matured in January 2004 and were repaid with our line of credit. Our options for repaying the remaining notes include proceeds from our lines of credit, proceeds from additional debt and/or equity offerings or proceeds from property dispositions.

(c)	The notes are exchangeable into Common Shares at an exchange rate of $34.00 per share. If the closing price of a Common Share at the time a holder exercises its exchange right is less than the exchange price of $34.00, the holder will receive, in lieu of Common Shares, cash in an amount equal to 97% of the product of the number of Common Shares into which the principal amount of notes subject to such exercise would otherwise be exchangeable and the current market price per Common Share.

      As of March 12, 2004, $1.6 billion was available for issuance under a previously filed $4.0 billion shelf registration statement.

Restrictions and Covenants under Unsecured Indebtedness

      Agreements or instruments relating to our lines of credit and unsecured notes contain certain financial restrictions and requirements regarding total debt-to-assets ratios, debt service coverage ratios, minimum ratio of unencumbered assets to unsecured debt and other limitations. As of December 31, 2003, we were in compliance with each of these financial restrictions and requirements. If we fail to comply with any of these restrictions and requirements, then the indebtedness could become due and payable before its stated due date.

      Set forth below are the financial restrictions and requirements to which we are subject under our unsecured note indentures and our performance under each covenant as of December 31, 2003:

Covenants(a) (in each case as defined in the respective indenture)	Actual Performance

Debt to Adjusted Total Assets may not be greater than 60%	47%
Secured Debt to Adjusted Total Assets may not be greater than 40%	12%
Consolidated Income Available for Debt Service to Annual Debt Service charge may not be less than 1.50:1	2.45
Total Unencumbered Assets to Unsecured Debt may not be less than 150%(b)	219%

(a)	The calculations of our actual performance under each covenant are included as Appendix A to this Form 10-K.

(b)	The unsecured notes assumed in the merger with Spieker Partnership are subject to a minimum ratio of 165%.

Equity Securities

      The following table presents the changes in our issued and outstanding Common Shares and EOP Partnership’s Units (exclusive of Units owned by us) since December 31, 2002:

	Common Shares	Units	Total

Outstanding at December 31, 2002	411,200,998	50,206,731	461,407,729
Share options exercised	1,661,333	—	1,661,333
Common Shares repurchased/ retired(a)	(14,236,400)	—	(14,236,400)
Units redeemed for Common Shares	934,261	(934,261)	—
Units redeemed for cash(b)	—	(240,240)	(240,240)
Restricted shares and share awards issued, net of cancellations	900,196	—	900,196

Outstanding at December 31, 2003	400,460,388	49,032,230	449,492,618

(a)	In July 2002, we announced a Common Share repurchase program allowing for the repurchase of up to $200 million of Common Shares, which was later increased to $400 million in November 2002 and to

$600 million in March 2003, over the next 12 months at the discretion of management. The Common Shares may be repurchased in the open market or privately negotiated transactions. During 2003, 14,236,400 Common Shares were repurchased at an average price of $25.53 for approximately $363.5 million in the aggregate.

(b)	During 2003, EOP Partnership redeemed 240,240 Units at an average price of $26.76 for a total of approximately $6.4 million.

Cash Flows

      The following summary discussion of our cash flows is based on the consolidated statements of cash flows in Item 8. — Financial Statements and Supplementary Data and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

Years Ended December 31, 2003 and 2002

      Cash and cash equivalents increased by approximately $10.9 million to $69.4 million at December 31, 2003, compared to $58.5 million at December 31, 2002. This increase was the net result of approximately $1,132.3 million provided by operating activities, approximately $744.8 million provided by investing activities (consisting primarily of approximately $1,345.6 million provided by property dispositions partially offset by approximately $577.6 million used for capital and tenant improvements and lease acquisition costs) and approximately $1,866.2 million used for financing activities (consisting primarily of $619.9 million used for Common Share, Unit and preferred share repurchases and approximately $901.3 million used for distributions to shareholders and unitholders).

Years Ended December 31, 2002 and 2001

      Cash and cash equivalents decreased by approximately $2.7 million to $58.5 million at December 31, 2002, compared to $61.1 million at December 31, 2001. This decrease was the net result of approximately $1,390.9 million provided by operating activities, approximately $85.2 million provided by investing activities (consisting primarily of $377.2 million provided by property dispositions and approximately $167.0 million released from escrows partially offset by approximately $433.6 million used for capital and tenant improvements and lease acquisition costs) and approximately $1,478.8 million used for financing activities.

Additional Items for 2003

Developments in Process

      Developments in process decreased from approximately $284.7 million at December 31, 2002 to approximately $75.2 million at December 31, 2003 due to three developments that were placed in service (Ferry Building, Foundry Square II and Water’s Edge of which total costs incurred at December 31, 2002 were approximately $269.0 million) partially offset by the effect of a previously operational property being re-characterized as held for development during 2003 (Cambridge Science Center of which total costs incurred at December 31, 2003 were approximately $31.6 million) and approximately $27.9 million of expenditures during 2003 on current developments.

Deferred Rent Receivable

      Deferred rent receivable increased by approximately $47.4 million to $379.3 million at December 31, 2003, compared to $331.9 million at December 31, 2002. This increase was a result of a $72.2 million increase in receivables recorded from tenants for the current difference between the straight-line rent and the rent that is contractually due from tenants partially offset by an approximate $17.8 million decrease due to the partial sales of office properties in 2003.

Escrow Deposits and Restricted Cash

      Escrow deposits primarily consist of amounts held by lenders to provide for future real estate tax expenditures and tenant improvements, earnest money deposits on acquisitions and net proceeds from tax-deferred dispositions. Restricted cash represents amounts committed for various utility deposits and security deposits. Certain of these amounts may be reduced upon the fulfillment of certain obligations. The escrow deposits and restricted cash increased approximately $46.0 million to $75.2 million at December 31, 2003 from $29.2 million at December 31, 2002. The increase was primarily due to proceeds of $50.0 million from the sale of certain properties in 2003 that were deposited into an escrow account pending a tax deferred like kind exchange pursuant to section 1031 of the Internal Revenue Code.

Deferred Leasing Costs and Other Related Intangibles

      Deferred leasing costs and other related intangibles increased by approximately $79.6 million to $314.6 million at December 31, 2003, compared to $235.0 million at December 31, 2002. This increase was a result of approximately $142.3 million in new leasing costs and approximately $21.9 million of intangibles recorded in accordance with SFAS No. 141 related to the acquisition of two properties in 2003, partially offset by amortization expense of approximately $66.4 million, and $20.2 million from the partial sales of office properties sold in 2003.

Prepaid Expenses and Other Assets

      Prepaid expenses and other assets increased by approximately $71.2 million to $344.9 million at December 31, 2003, compared to $273.7 million at December 31, 2002. This increase was primarily a result of an $18.2 million increase in prepaid real estate taxes, an $11.1 million increase in the market value of our forward-starting interest rate swaps, a $25.0 million equity investment in the joint venture that owns The John Hancock Complex in Boston, Massachusetts, and a $16.8 million increase in our Supplemental Employee Retirement Plan.

Deferred Compensation

      Deferred compensation decreased by approximately $9.6 million to approximately $5.9 million at December 31, 2003 compared to $15.5 million at December 31, 2002. This decrease was a result of the continued amortization of restricted shares issued prior to 2003, which were accounted for under APB 25 prior to our adoption of SFAS No. 123.

Market Risk

Qualitative Information About Market Risk

      Our future earnings, cash flows and fair values relevant to financial instruments depend upon prevalent market rates for those financial instruments. Market risk is the risk of loss from adverse changes in market prices and interest rates. We manage our market risk by matching projected cash inflows from operating, investing and financing activities with projected cash outflows to fund debt service, acquisitions, capital expenditures, distributions to shareholders and other cash requirements. The majority of our outstanding debt obligations (maturing at various times through 2031) have fixed interest rates which limit the risk of fluctuating interest rates. We utilize certain derivative financial instruments at times to further reduce interest rate risk. Interest rate protection and swap agreements are used to convert some variable rate debt to a fixed rate basis, fixed rate debt to a variable rate basis, or to hedge anticipated financing transactions. Derivatives are used for hedging purposes rather than speculation. We do not enter into financial instruments for trading purposes.

Quantitative Information About Market Risk

Interest Rate Risk — Debt

      The tables below disclose the effect of hypothetical changes in market rates of interest on interest expense for variable rate debt and the fair value of total outstanding debt. Interest risk amounts were determined by considering the impact of hypothetical interest rates on our debt. This analysis does not reflect the impact that a changing interest rate environment could have on the overall level of economic activity. Further, in the event of a changing interest rate environment, management would likely take actions to further mitigate its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, this analysis assumes no change in our financial structure.

	Hypothetical change in	Effect on Interest	Effect on Net	Effect on Fair Value
As of	market rates of interest	Expense	Income	of Total Debt(a)

December 31, 2003	+10% or 12 basis points	$0.4 million	$(0.4) million	$(213) million
	-10% or 12 basis points	$(0.4) million	$0.4 million	$223 million
December 31, 2002	+10% or 14 basis points	$0.3 million	$(0.3) million	$(190) million
	-10% or 14 basis points	$(0.3) million	$0.3 million	$197 million

(a)	As of December 31, 2003 and 2002, the fair value of our fixed-rate debt was approximately $1.3 billion and $1.0 billion higher than the book value of approximately $11.1 billion and $11.5 billion, respectively, primarily due to the general decrease in market interest rates on secured and unsecured debt.

Interest Rate Risk — Derivatives

      Interest Rate Swaps

      During 2002 and 2001, we entered into and terminated several interest rate swap agreements that hedged certain unsecured notes. In each case, we were the variable interest rate payer and the counterparty was the fixed rate payer. The variable interest rates were based on various spreads over LIBOR. The settlement dates corresponded to the interest payment dates of the respective unsecured notes hedged. Each of the interest rate swap agreements were to terminate on the maturity date of the respective unsecured notes hedged. The interest rate swap agreements were designated as fair value hedges. As of December 31, 2002, these interest rate swaps had been terminated.

      Forward-Starting Interest Rate Swaps

      As of December 31, 2003 and 2002, we had $1.3 billion and $1.1 billion of forward-starting interest rate swaps outstanding, respectively. The outstanding swaps will hedge the future interest payments of debt anticipated to be issued in 2004. The market value of the forward-starting interest rate swaps at December 31, 2003 represented a net liability to us of approximately $10.4 million (approximately $11.1 million is recorded in other assets and $21.5 million is recorded in other liabilities) and, as of December 31, 2002, was approximately $18.6 million which is included in other liabilities. The entire net market value is also included in accumulated other comprehensive income. No hedge ineffectiveness has been recorded in earnings as these swaps were perfectly effective. As of March 5, 2004, the net market value of these forward-starting interest rate swaps represented a net liability to us of approximately $64.9 million. The market value of the forward-starting interest rate swaps is dependent upon existing market interest rates and swap spreads, which change over time. If the market interest rates were 50 basis points higher, the value of the swaps would have been approximately $41.4 million and $33.3 million at December 31, 2003 and 2002, respectively. If the market interest rates were 50 basis points lower, our liability under these swaps would have been approximately $65.0 million and $60.5 million at December 31, 2003 and 2002, respectively.

      Upon settlement of the swaps, we may be obligated to pay the counterparties a settlement payment, or alternatively to receive settlement proceeds from the counterparties. In accordance with FASB Statement No. 133 Accounting for Derivative Instruments and Hedging Activities, if the swaps are deemed to be effective hedges upon settlement, any monies paid or received will be amortized to interest expense over the term of the respective hedged interest payments. If the swaps are deemed to be only partially effective hedges upon settlement, a portion of the monies paid or received will be immediately recognized in earnings and the remainder will be amortized to interest expense over the term of the respective hedged interest payments. If the swaps are deemed to be completely ineffective hedges upon settlement, any monies paid or received will be immediately recognized in earnings.

Capital Improvements, Tenant Improvements and Leasing Costs

Capital Improvements

      Significant renovations and improvements, which improve or extend the useful life of our Properties are capitalized. We categorize these capital expenditures as follows:

•	Capital Improvements — improvements that enhance the value of the property such as lobby renovations, roof replacement, significant renovations for Americans with Disabilities Act compliance, chiller replacement and elevator upgrades.

•	Development and Redevelopment Costs — include costs associated with the development or redevelopment of a property including tenant improvements, leasing commissions, capitalized interest and operating costs incurred during completion of the property and incurred while the property is made ready for its intended use.

      The table below details the costs incurred for each type of improvement.

	For the years ended December 31,

	2003		2002		2001

		Unconsolidated		Unconsolidated		Unconsolidated
	Consolidated	Properties	Consolidated	Properties	Consolidated	Properties
	Properties	(our share)	Properties	(our share)	Properties	(our share)

	(Dollars in thousands)
Capital Improvements:
Capital improvements	$64,052	$9,222	$46,662	$4,544	$67,536	$4,577
Development costs	96,736	5,538	92,214	110,244	141,776	105,370
Redevelopment costs(a)	8,391	—	32,976	—	17,308	—

Total capital improvements	$169,179	$14,760	$171,852	$114,788	$226,620	$109,947

(a)	Properties included in redevelopment costs for 2003 are the Tabor Center, the Polk and Taylor Buildings and Worldwide Plaza (amenities area). Redevelopments for 2002 included the 500-600 City Parkway, the Tabor Center, the Polk and Taylor Buildings and Worldwide Plaza (amenities area). Redevelopments for 2001 included US Bancorp, 100 Summer and the Tabor Center.

Tenant Improvements and Leasing Costs

      Costs related to the renovation, alteration or build-out of existing office space, as well as related leasing costs, are capitalized and depreciated or amortized over the lease term. These tenant improvements may include, but are not limited to, floor coverings, ceilings, walls, HVAC, mechanical, electrical, plumbing and fire protection systems.

      The amounts shown below represent the total tenant improvement and leasing costs for leases which commenced during the period, regardless of when such costs were actually paid.

	For the years ended December 31,

	2003		2002		2001

		Total Cost		Total Cost		Total Cost
		per Square		per Square		per Square
	Total Costs	Foot Leased	Total Costs	Foot Leased	Total Costs	Foot Leased

	(Dollars in thousands except per square foot amounts)
Consolidated Properties:
Office Properties:
Renewals	$128,673	$13.07	$69,710	$8.14	$34,729	$6.71
Retenanted	248,364	24.31	183,231	18.43	126,845	16.73

Total/ Weighted Average	$377,037	$18.79	$252,941	$13.67	$161,574	$12.67

Industrial Properties:
Renewals	$1,153	$3.10	$2,540	$2.13	—	—
Retenanted	2,213	3.78	1,153	3.66	110	8.31

Total/ Weighted Average	$3,366	$3.51	$3,693	$2.45	$110	$8.31

Unconsolidated Joint Ventures(a):
Renewals	$17,936	$24.09	$2,203	$7.80	$1,398	$5.42
Retenanted	8,026	23.21	4,265	14.07	5,297	13.14

Total/ Weighted Average	$25,962	$23.81	$6,468	$11.05	$6,695	$10.13

Total Properties (renewals and retenanted combined):
Office (consolidated and unconsolidated)	$402,999	$19.05	$259,409	$13.59	$168,269	$12.54
Industrial	3,366	3.51	3,693	2.45	110	8.31

Total/ Weighted Average	$406,365	$18.38	$263,102	$12.77	$168,379	$12.54

(a)	Represents our share of unconsolidated joint venture tenant improvement and leasing costs. All joint venture information included above is from office properties.

      During 2003, we saw evidence suggesting that contract rents may have begun to stabilize. Tenant improvements and leasing costs, however, have increased significantly due to competitive market conditions for new leases. This has had the effect of reducing net effective rents (contract rents reduced by the impact of tenant improvement costs, leasing commissions and any free rent periods) on lease renewals and retenanted space. This adverse trend may continue until market conditions improve.

      The above information includes capital improvements, tenant improvements and leasing costs incurred for leases which commenced during the period shown. The amounts included in the consolidated statement of cash flows represent the cash expenditures made during the period. The differences between these amounts represent timing differences between the lease commencement dates and the dates of the cash expenditures. In addition, the figures below include expenditures for corporate furniture, fixtures and equipment, software, leasehold improvements and other. The reconciliation between the amounts above for the consolidated properties and the amounts disclosed in the consolidated statements of cash flows is as follows:

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Total capital improvements	$169,179	$171,852	$226,620
Tenant improvements and leasing costs:
Office Properties	377,037	252,941	161,574
Industrial Properties	3,366	3,693	110
Expenditures for corporate furniture, fixtures and equipment, software, leasehold improvements and other	32,397	5,251	34,294
Timing differences	(4,399)	(93)	15,106

Total capital improvements, tenant improvements and leasing costs	$577,580	$433,644	$437,704

Capital and tenant improvements from consolidated statement of cash flows	$435,308	$328,930	$360,065
Lease commissions and other costs from consolidated statement of cash flows	142,272	104,714	77,639

Total capital improvements, tenant improvements and leasing costs from the consolidated statement of cash flows	$577,580	$433,644	$437,704

Developments

      We own directly several properties in various stages of development or pre-development. These developments are funded by working capital and our line of credit. Specifically identifiable direct acquisition, development and construction costs are capitalized, including, where applicable, salaries and related costs, real estate taxes and interest incurred in developing the property. The properties under development and all figures stated below are as of December 31, 2003.

	Estimated				Costs	Total	Current
	Placed in		Number of	Square	Incurred To	Estimated	Percentage
Wholly-Owned	Service Date(a)	Location	Buildings	Feet	Date	Costs(b)	Leased

	(Dollars in thousands)
Douglas Corporate Center II	3Q/2003	Roseville, CA	1	108,000	$13,604	$16,800	73%
Kruse Woods V	4Q/2003	Lake Oswego, OR	1	184,000	30,029	33,900	59%
Cambridge Science Center	2Q/2004	Cambridge, MA	1	131,000	31,599	52,400	19%

			3	423,000	$75,232	$103,100	50%

(a)	The Estimated Placed in Service Date represents the date the certificate of occupancy was or is currently anticipated to be obtained. Subsequent to obtaining the certificate of occupancy, the property is expected to undergo a lease-up period.

(b)	The Total Estimated Costs represent 100% of the development’s estimated costs, including the acquisition cost of the land and building, if any. The Total Estimated Costs are subject to change upon, or prior to, the completion of the development and include amounts required to lease the property.

      In addition to the developments described above, we own or have under option various land parcels available for development. These sites represent possible future development of up to approximately 12 million square feet of office space. These developments will be impacted by the timing and likelihood of success of the entitlement process, both of which are uncertain. These various sites include, among others: Russia Wharf, Boston, MA; Reston Town Center, Reston, VA; Prominence in Buckhead, Atlanta, GA; Perimeter Center, Atlanta, GA; Tabor Center, Denver, CO; Bridge Pointe Corporate Centre, San Diego, CA; La Jolla Centre, San Diego, CA; Orange Center, Orange, CA; Water’s Edge, Los Angeles, CA; Skyport Plaza, San Jose, CA; Foundry Square I, San Francisco, CA; San Rafael Corporate Center, San Rafael, CA; Station Landing, Walnut Creek, CA; Parkshore Plaza, Folsom, CA; City Center Bellevue; Bellevue, WA; and 8th Street, Bellevue, WA.

Subsequent Events

      See Note 26 — Subsequent Events for transactions that occurred subsequent to December 31, 2003 through March 5, 2004.

Inflation

      Substantially all of our office leases require the tenant to pay, as additional rent, a portion of real estate taxes and operating expenses. In addition, many of our office leases provide for fixed increases in base rent or indexed escalations (based on the Consumer Price Index or other measures). We believe that the majority of inflationary increases in expenses will be offset, in part, by the expense reimbursements and contractual rent increases described above.

Funds From Operations (“FFO”)

      FFO is a non-GAAP financial measure. We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), to be an appropriate measure of performance for an equity REIT, for the reasons, and subject to the qualifications, specified in footnote (a) below. The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the years ended December 31,

	2003		2002		2001		2000		1999

		Per Weighted		Per Weighted		Per Weighted		Per Weighted		Per Weighted
	Dollars	Average Share(b)	Dollars	Average Share(b)	Dollars	Average Share(b)	Dollars	Average Share(b)	Dollars	Average Share(b)

	(Dollars in thousands, except per share amounts)
Reconciliation of net income to FFO(a):

Net income	$655,062	$1.63	$770,215	$1.86	$618,182	$1.72	$470,860	$1.70	$431,353	$1.68

Real estate related depreciation and amortization and net gain on sales of real estate, including our share of unconsolidated joint ventures and adjusted for minority interests’ share in partially owned properties	596,481	1.49	707,697	1.71	532,260	1.48	424,845	1.53	308,829	1.21

Extraordinary item	—	—	—	—	1,000	—	—	—	—	—

Cumulative effect of a change in accounting principle	—	—	—	—	1,142	—	—	—	—	—

Minority interests in EOP Partnership share of add back for real estate related depreciation and amortization and net gain on sales of real estate	(65,381)	(0.16)	(79,225)	(0.19)	(63,527)	(0.18)	(52,086)	(0.19)	(34,576)	(0.14)

FFO	1,186,162	2.96	1,398,687	3.37	1,089,057	3.02	843,619	3.04	705,606	2.76

Put option settlement	—	—	—	—	2,655	0.01	(2,576)	(0.01)	(5,658)	(0.02)

Preferred distributions	(51,872)	(0.13)	(62,573)	(0.15)	(57,041)	(0.16)	(43,348)	(0.16)	(43,603)	(0.17)

FFO available to common shareholders — basic	$1,134,290	$2.83	$1,336,114	$3.22	$1,034,671	$2.87	$797,695	$2.88	$656,345	$2.56

Adjustments to arrive
at FFO available to
common shareholders
plus assumed
conversions:	Net Income	FFO	Net Income	FFO	Net Income	FFO	Net Income	FFO	Net Income	FFO

Net income and FFO	$655,062	$1,186,162	$770,215	$1,398,687	$618,182	$1,089,057	$470,860	$843,619	$431,353	$705,606
Put option settlement	—	—	—	—	2,655	2,655	(2,576)	(2,576)	(5,658)	(5,658)
Preferred distributions	(51,872)	(51,872)	(62,573)	(62,573)	(57,041)	(57,041)	(43,348)	(43,348)	(43,603)	(43,603)

Net income and FFO available to common shareholders	603,190	1,134,290	707,642	1,336,114	563,796	1,034,671	424,936	797,695	382,092	656,345
Net income allocated to minority interests in EOP Partnership	74,152	74,152	89,205	89,205	76,249	76,249	59,376	59,376	48,172	48,172
Minority interests in EOP Partnership share of add back for real estate related depreciation and amortization and net gain on sales of real estate	—	65,381	—	79,225	—	63,527	—	52,086	—	34,576
Preferred distributions on Series B preferred shares, of which is assumed to be converted into Common Shares	—	15,724	—	15,724	—	15,727	—	15,750	—	15,750

Net income and FFO available to common shareholders plus assumed conversions	$677,342	$1,289,547	$796,847	$1,520,268	$640,045	$1,190,174	$484,312	$924,907	$430,264	$754,843

Weighted average Common Shares, dilutive potential common shares plus assumed conversions outstanding	452,561,353	460,950,707	469,138,720	477,528,074	411,986,897	420,379,753	318,997,407	327,400,767	291,157,204	299,560,564

Net income and FFO available to common shareholders plus assumed conversions per share	$1.50	$2.80	$1.70	$3.18	$1.55	$2.83	$1.52	$2.82	$1.48	$2.52

	Common Shares and common share equivalents

Weighted average Common Shares outstanding (used for both net income and FFO basic calculation)		401,016,093		414,689,029		360,026,097		277,186,733		256,045,895
Redemption of Units for Common Shares		49,578,372		52,445,745		48,893,485		38,880,961		32,280,652
Impact of options, restricted shares and put options which are dilutive to both net income and FFO		1,966,888		2,003,946		3,067,315		2,929,713		2,830,657

Weighted average Common Shares and dilutive potential common shares used for net income available to common shareholders		452,561,353		469,138,720		411,986,897		318,997,407		291,157,204
Impact of conversion of Series B preferred shares, which are dilutive to FFO, but not net income		8,389,354		8,389,354		8,392,856		8,403,360		8,403,360

Weighted average Common Shares, dilutive potential common shares plus assumed conversions used for the calculation of FFO available to common shareholders plus assumed conversions		460,950,707		477,528,074		420,379,753		327,400,767		299,560,564

(a)	FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income, to which it is reconciled.

(b)	FFO per share may not total the sum of the per share components in the reconciliation due to rounding.

FFO Definition

      FFO is defined as net income, computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We believe that FFO is helpful to investors as one of several measures of the performance of an equity REIT. We further believe that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when trying to understand an equity REIT’s operating performance. We compute FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

Item 7A.     Quantitative and Qualitative Disclosures About Market Risk.

      Quantitative and qualitative disclosures about market risk are incorporated herein by reference from Item 7. — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk.

Item 8.     Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholders of Equity Office Properties Trust

      We have audited the accompanying consolidated balance sheets of Equity Office Properties Trust (“Equity Office”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, net comprehensive income and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of Equity Office’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equity Office at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 2 to the consolidated financial statements, in 2003 Equity Office changed its method of accounting for stock-based employee compensation. In addition, in 2002 Equity Office changed its method of accounting for discontinued operations.

ERNST & YOUNG LLP

Chicago, Illinois

February 5, 2004, except for Note 26
as to which the date is March 5, 2004
and Notes 6, 19 and 20 as to which the
date is May 18, 2004

EQUITY OFFICE PROPERTIES TRUST

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

	(Dollars in thousands,
	except per share amounts)
Assets:
Investments in real estate	$23,985,839	$24,625,927
Developments in process	75,232	284,737
Land available for development	251,151	252,852
Accumulated depreciation	(2,578,082)	(2,077,613)

Investments in real estate, net of accumulated depreciation	21,734,140	23,085,903
Cash and cash equivalents	69,398	58,471
Tenant and other receivables (net of allowance for doubtful accounts of $6,490 and $11,695, respectively)	79,880	77,597
Deferred rent receivable	379,329	331,932
Escrow deposits and restricted cash	75,186	29,185
Investments in unconsolidated joint ventures	1,127,232	1,087,815
Deferred financing costs (net of accumulated amortization of $48,176 and $48,801, respectively)	64,337	67,151
Deferred leasing costs and other related intangibles (net of accumulated amortization of $157,445 and $115,710, respectively)	314,568	235,002
Prepaid expenses and other assets (net of discounts of $66,200 and $66,557, respectively)	344,940	273,727

Total Assets	$24,189,010	$25,246,783

Liabilities, Minority Interests, Mandatorily Redeemable Preferred Shares and Shareholders’ Equity:
Liabilities:
Mortgage debt (including a net discount of $(13,663) and $(12,584), respectively)	$2,315,889	$2,507,890
Unsecured notes (including a net premium of $12,412 and $41,151, respectively)	8,828,912	9,057,651
Line of credit	334,000	205,700
Accounts payable and accrued expenses	573,069	560,101
Distribution payable	3,899	5,654
Other liabilities	398,273	391,963
Commitments and contingencies	—	—

Total Liabilities	12,454,042	12,728,959

Minority Interests:
EOP Partnership	1,191,741	1,246,543
Partially owned properties	183,863	185,809

Total Minority Interests	1,375,604	1,432,352

Mandatorily Redeemable Preferred Shares:
5.25% Series B Convertible, Cumulative Redeemable Preferred Shares, liquidation preference $50.00 per share, 5,990,000 issued and outstanding	299,500	299,500

Shareholders’ Equity:
Preferred Shares, 100,000,000 authorized:
8.625% Series C Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 4,562,900 issued and outstanding	114,073	114,073
7.875% Series E Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 0 and 6,000,000 issued and outstanding, respectively	—	150,000
8.0% Series F Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 0 and 4,000,000 issued and outstanding, respectively	—	100,000
7.75% Series G Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 8,500,000 issued and outstanding	212,500	212,500
Common Shares, $0.01 par value; 750,000,000 shares authorized, 400,460,388 and 411,200,998 issued and outstanding, respectively	4,005	4,112
Other Shareholders’ Equity:
Additional paid in capital	10,396,864	10,691,610
Deferred compensation	(5,889)	(15,472)
Dividends in excess of accumulated earnings	(652,036)	(452,636)
Accumulated other comprehensive loss	(9,653)	(18,215)

Total Shareholders’ Equity	10,059,864	10,785,972

Total Liabilities, Minority Interests, Mandatorily Redeemable Preferred Shares and Shareholders’ Equity	$24,189,010	$25,246,783

See accompanying notes.

EQUITY OFFICE PROPERTIES TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands, except per share amounts)
Revenues:
Rental	$2,534,482	$2,614,581	$2,324,171
Tenant reimbursements	442,456	483,522	431,996
Parking	111,455	113,151	123,207
Other	88,890	130,071	70,421
Fee income	15,861	15,907	15,085

Total revenues	3,193,144	3,357,232	2,964,880

Expenses:
Depreciation	649,832	610,689	511,969
Amortization	65,276	51,831	41,202
Real estate taxes	351,342	360,292	331,070
Insurance	29,925	39,579	20,446
Repairs and maintenance	335,182	339,257	289,226
Property operating	409,168	408,659	367,436
Ground rent	20,287	20,325	16,692
Corporate general and administrative	62,479	65,790	42,321
Impairment	7,500	—	135,220

Total expenses	1,930,991	1,896,422	1,755,582

Operating income	1,262,153	1,460,810	1,209,298

Other income / expense:
Interest / dividend income	12,583	22,148	40,015
Realized gain on sale of marketable securities	9,286	—	—
Interest:
Expense incurred	(820,359)	(809,681)	(727,560)
Amortization of deferred financing costs and prepayment expenses	(6,976)	(4,964)	(15,026)

Total other income / expense	(805,466)	(792,497)	(702,571)

Income before income taxes, allocation to minority interests, income from investments in unconsolidated joint ventures and net gain on sales of real estate	456,687	668,313	506,727
Income taxes	(5,373)	(9,114)	(8,743)
Minority Interests:
EOP Partnership	(74,152)	(89,205)	(76,249)
Partially owned properties	(8,116)	(7,200)	(8,685)
Income from investments in unconsolidated joint ventures	79,882	106,852	69,203
Net gain on sales of real estate	99,110	—	81,662

Income from continuing operations	548,038	669,646	563,915
Discontinued operations (including net gain on sales of real estate of $61,953, $17,926 and $0, respectively)	107,024	100,569	56,409

Income before extraordinary item and cumulative effect of change in accounting principle	655,062	770,215	620,324
Extraordinary item	—	—	(1,000)
Cumulative effect of change in accounting principle	—	—	(1,142)

Net income	655,062	770,215	618,182
Put option settlement	—	—	2,655
Preferred distributions	(51,872)	(62,573)	(57,041)

Net income available to common shareholders	$603,190	$707,642	$563,796

Earnings per share — basic:
Income from continuing operations per share	$1.27	$1.49	$1.43

Net income available to common shareholders per share	$1.50	$1.71	$1.57

Weighted average Common Shares outstanding	401,016,093	414,689,029	360,026,097

Earnings per share — diluted:
Income from continuing operations per share	$1.26	$1.48	$1.42

Net income available to common shareholders per share	$1.50	$1.70	$1.55

Weighted average Common Shares outstanding and dilutive potential common shares	452,561,353	469,138,720	411,986,897

Distributions declared per Common Share outstanding	$2.00	$2.00	$1.90

See accompanying notes.

EQUITY OFFICE PROPERTIES TRUST

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Mandatorily Redeemable Preferred Shares:
Balance, beginning of period	$299,500	$299,500	$300,000
Conversion of Series B Cumulative Redeemable Preferred Shares to Common Shares	—	—	(500)

Balance, end of period	$299,500	$299,500	$299,500

Preferred Shares:
Balance, beginning of period	$576,573	$563,923	$313,923
9.45% Series D Cumulative Redeemable Preferred Shares issued in the Spieker merger	—	—	106,250
7.875% Series E Cumulative Redeemable Preferred Shares issued in the Spieker merger	—	—	150,000
8.0% Series F Cumulative Redeemable Preferred Shares issued in the Spieker merger	—	—	100,000
Issuance of 7.75% Series G Cumulative Redeemable Preferred Shares	—	212,500	—
Redemptions	(250,000)	(199,850)	(106,250)

Balance, end of period	$326,573	$576,573	$563,923

Common Shares, $0.01 par Value Per Share:
Balance, beginning of period	$4,112	$4,145	$3,053
Issuance of Common Shares for Spieker merger	—	—	1,015
Issuance of Common Shares through exercise of share options	16	17	33
Issuance of Common Shares in exchange for Units	10	26	21
Conversion of redeemable common shares	—	—	17
Common Shares issued for restricted shares, trustee fees and for the dividend reinvestment plan, net of restricted shares retired	9	3	6
Common Shares repurchased	(142)	(79)	—

Balance, end of period	$4,005	$4,112	$4,145

Additional Paid in Capital:
Balance, beginning of period	$10,691,610	$10,788,273	$7,595,918
Issuance of Common Shares for Spieker merger	—	—	2,972,979
Issuance of share options in the Spieker merger	—	—	18,701
Issuance of Common Shares through exercise of share options	37,728	39,998	72,326
Issuance of Common Shares in exchange for Units	23,855	62,163	57,850
Conversion of redeemable common shares	—	—	49,983
Common Shares issued for restricted Common Shares, trustee fees and for the dividend reinvestment plan, net of restricted Common Shares retired, net of cancellations	(9)	11,869	15,240
Offering costs	(257)	(7,042)	(65)
Conversion of Series B preferred shares to Common Shares	—	—	500
Common Shares repurchased	(363,344)	(196,803)	—
Compensation expense related to restricted shares and stock options issued to employees	7,500	—	—
Adjustment for minority interests ownership in EOP Partnership	(219)	(6,848)	4,841

Balance, end of period	$10,396,864	$10,691,610	$10,788,273

Deferred Compensation:
Balance, beginning of period	$(15,472)	$(19,822)	$(14,871)
Restricted shares granted	—	(17,060)	(17,519)
Restricted shares retired	—	7,669	3,328
Amortization of restricted shares	9,583	13,741	9,240

Balance, end of period	$(5,889)	$(15,472)	$(19,822)

Distributions in Excess of Accumulated Earnings:
Balance, beginning of period	$(452,636)	$(327,537)	$(152,695)
Net income	655,062	770,215	618,182
Put option settlement	—	—	2,655
Preferred distributions, net	(51,872)	(62,573)	(57,041)
Distributions to common shareholders	(802,590)	(832,741)	(738,638)

Balance, end of period	$(652,036)	$(452,636)	$(327,537)

See accompanying notes.

EQUITY OFFICE PROPERTIES TRUST

CONSOLIDATED STATEMENTS OF NET COMPREHENSIVE INCOME

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Net income	$655,062	$770,215	$618,182
Other comprehensive income (loss):
Unrealized holding gain (loss) on forward starting interest rate swaps	2,220	(18,611)	—
Reversal of unrealized holding loss on settlement of forward starting interest rate swap	5,942	—	—
Proceeds from settlement of forward starting interest rate swap	768	—	—
Accumulated amortization of proceeds from settlement of forward starting interest rate swap	(73)	—	—
Unrealized holding gains (losses) from investments arising during the year	848	396	(2,699)
Reclassification adjustment for realized (gains) losses included in net income	(1,142)	116	—
Recognition of permanent impairment on marketable securities	—	—	30,838

Net comprehensive income	$663,625	$752,116	$646,321

See accompanying notes.

EQUITY OFFICE PROPERTIES TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Operating Activities:
Net income	$655,062	$770,215	$618,182
Adjustments to reconcile net income to net cash provided by operating activities:
Revenue recognized related to acquired lease obligations, net	(68)	—	—
Interest/dividend income accrued but not received	—	—	(9,852)
Amortization of discounts included in interest/dividend income	(357)	(856)	(2,919)
Amortization of deferred revenue included in other income	—	—	(3,073)
Depreciation and amortization (including discontinued operations)	737,102	695,892	590,214
Amortization of premiums/discounts on unsecured notes and settled interest rate protection agreements included in interest expense	(19,904)	(7,183)	3,167
Compensation expense related to restricted shares and stock options issued to employees	17,094	14,961	9,240
Impairments	7,500	—	135,220
Income from investments in unconsolidated joint ventures	(79,882)	(106,852)	(69,203)
Net gain on sales of real estate (including discontinued operations)	(161,063)	(17,926)	(81,662)
Extraordinary items	—	—	1,000
Cumulative effect of a change in accounting principle	—	—	1,142
Provision for doubtful accounts	12,803	27,995	26,124
Income allocated to minority interests	82,268	96,405	84,934
Changes in assets and liabilities:
(Increase) decrease in rents receivable	(6,893)	30,236	(22,655)
(Increase) in deferred rent receivable	(72,240)	(77,123)	(75,555)
(Increase) in prepaid expenses and other assets	(8,409)	(27,861)	(5,051)
(Decrease) increase in accounts payable and accrued expenses	(17,487)	(22,883)	21,434
(Decrease) increase in other liabilities	(13,223)	15,929	20,914

Net cash provided by operating activities	1,132,303	1,390,949	1,241,601

EQUITY OFFICE PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Investing Activities:
Property acquisitions	$(189,415)	$(53,067)	$(104,748)
Acquisition of Spieker Properties, Inc.	—	—	(1,076,957)
Property dispositions	1,345,554	377,150	361,353
Capital and tenant improvements	(435,308)	(328,930)	(360,065)
Lease commissions and other costs	(142,272)	(104,714)	(77,639)
Decrease in escrow deposits and restricted cash	23,329	167,026	28,064
Distributions from unconsolidated joint ventures	176,012	199,665	131,983
Investments in unconsolidated joint ventures	(34,378)	(198,040)	(249,893)
Redemption of CT Convertible Trust I preferred stock	—	20,086	—
Investment in securities	—	—	(683)
Repayments of notes receivable	1,299	5,997	382

Net cash provided by (used for) investing activities	744,821	85,173	(1,348,203)

Financing Activities:
Proceeds from mortgage debt	—	14,427	140,000
Principal payments on mortgage debt	(233,809)	(156,052)	(458,731)
Prepayment penalties on early extinguishment of debt	—	—	(5,000)
Proceeds from unsecured notes	494,810	239,127	1,386,598
Repayment of unsecured notes	(700,000)	(310,000)	(100,000)
Proceeds from lines of credit	5,215,400	1,336,350	3,206,050
Principal payments on lines of credit	(5,087,100)	(1,374,950)	(3,152,036)
Payments of loan costs	(8,678)	(4,296)	(10,481)
Proceeds from settlement of interest rate swap agreements	768	42,810	47,369
Distributions to minority interests in partially owned properties	(10,062)	(10,401)	(5,878)
Payment of offering costs	(257)	(187)	(65)
Proceeds from exercise of share options	37,744	40,015	71,835
Distributions to common shareholders and unitholders	(901,259)	(935,083)	(837,659)
Repurchase of Common Shares	(363,486)	(196,882)	—
Redemption of Units	(6,427)	(106,690)	(1,245)
Redemption of preferred shares	(250,000)	(199,850)	(106,250)
Issuance of preferred shares	—	205,645	—
Put option settlement	—	—	(1,467)
Payment of preferred distributions	(53,841)	(62,755)	(58,573)

Net cash (used for) provided by financing activities	(1,866,197)	(1,478,772)	114,467

Net increase (decrease) in cash and cash equivalents	10,927	(2,650)	7,865
Cash and cash equivalents at the beginning of the year	58,471	61,121	53,256

Cash and cash equivalents at the end of the year	$69,398	$58,471	$61,121

EQUITY OFFICE PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Supplemental Information:
Interest paid during the period, including a reduction of interest expense for capitalized interest of $10,089, $21,447 and $25,871, respectively	$849,337	$836,573	$679,537

Non-Cash Investing and Financing Activities:
Investing Activities:
Escrow deposits related to property dispositions	$(69,330)	$(70,025)	$(184,458)

Mortgage loan repayment as a result of a property disposition	$(16,279)	$—	$—

Mortgage loan assumed upon consolidation of property	$59,166	$—	$—

Escrow deposits used for property acquisition	$—	$70,030	$—

Changes in accounts due to partial sales of real estate:
Increase in investments in unconsolidated joint ventures	$155,710	$—	$—

Decrease in investment in real estate	$(169,390)	$—	$—

Decrease in accumulated depreciation	$19,336	$—	$—

Decrease in other assets and liabilities	$(4,460)	$—	$—

Financing Activities:
Mortgage loan repayment as a result of a property disposition	$16,279	$—	$—

Mortgage loan assumed upon consolidation of property	$(59,166)	$—	$—

Issuance of unsecured notes at a discount of $10,048 in exchange for $250 million MandatOry Par Put Remarketed SecuritiesSM	$—	$(254,631)	$—

Exchange of $250 million MandatOry Par Put Remarketed SecuritiesSM, including an unamortized premium of $4,631, for $264,679 notes due 2012 issued in February 2002	$—	$254,631	$—

Mortgage loans, unsecured notes and line of credit assumed in the Spieker merger	$—	$—	$2,125,610

Net liabilities assumed in the Spieker merger	$—	$—	$125,558

Minority interests in partially owned properties assumed in the Spieker merger	$—	$—	$1,272

Common shares, share options and Units issued in the Spieker merger	$—	$—	$3,483,326

Preferred shares issued in the Spieker merger	$—	$—	$356,250

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS AND FORMATION OF EQUITY OFFICE

      Equity Office Properties Trust (“Equity Office”) is a Maryland real estate investment trust and is the sole general partner of EOP Operating Limited Partnership, a Delaware limited partnership (“EOP Partnership”). The use of the word “we”, “us”, or “our” refers to Equity Office and its subsidiaries, including EOP Partnership, except where the context otherwise requires. We were organized in 1996 to continue and expand the national office property business organized by Mr. Samuel Zell, the Chairman of our Board of Trustees, and to complete the consolidation of our predecessors. We completed our initial public offering (the “IPO”) on July 11, 1997, having sold our common shares of beneficial interest, $0.01 par value per share (“Common Shares”). The net proceeds from the IPO were contributed to EOP Partnership in exchange for units of partnership interest (“Units”).

      We are a fully integrated, self-administered and self-managed real estate company principally engaged, through our subsidiaries, in owning, managing, leasing, acquiring and developing office properties. At December 31, 2003, we owned or had an interest in 684 office properties comprising approximately 122.3 million rentable square feet of office space in 18 states and the District of Columbia and were located in 27 markets and 124 submarkets (the “Office Properties”). On a weighted average basis, the Office Properties were 86.3% occupied at December 31, 2003. Approximately 42.3% of the rentable square feet is located in central business districts and approximately 57.7% of the rentable square feet is located in suburban markets. At December 31, 2003, we also owned 75 industrial properties comprising approximately 5.8 million square feet of industrial space (the “Industrial Properties” and together with the Office Properties, the “Properties”) and approximately 0.4 million square feet of office properties under development. On a weighted average basis, the Industrial Properties were 86.6% occupied at December 31, 2003.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

      We own substantially all of our assets and conduct substantially all of our operations through EOP Partnership and its subsidiary entities. We are the sole general partner of EOP Partnership. Through our ownership of Units, we owned approximately 89.1% of EOP Partnership at December 31, 2003 and 2002. All intercompany transactions and balances have been eliminated in consolidation. Property holding entities and other subsidiaries of which we own 100% of the equity are consolidated. For those joint ventures of which we own less than 100% of the equity interest, we consolidate the property if we have the direct or indirect ability to make decisions about the entities’ activities based on the terms of the respective joint venture agreements which specify the sharing of participating and protective rights such as decisions regarding major leases, encumbering the entities with debt and whether to dispose of entities. We would also consolidate certain property holding entities and other subsidiaries if we own less than a 100% equity interest if we are deemed to be the primary beneficiary in a variable interest entity (as defined in FASB Interpretation 46 Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, as revised (“FIN 46”)).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

Investments in Real Estate

      Rental property and improvements, including interest and other costs capitalized during construction, are included in investments in real estate and are stated at cost. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements, which improve or extend the useful life of the assets, are capitalized. Rental property and improvements, excluding land, are depreciated over their estimated useful lives using the straight-line method. The estimated useful lives by asset category are:

Asset Category	Estimated Useful Life

Building	23-40 years
Building improvements	3-40 years
Tenant improvements	Term of lease
Furniture and fixtures	3-12 years

      In accordance with Statement of Financial Accounting Standards No. 141 Business Combinations (“Statement 141”), we allocate the purchase price of real estate to land, building, tenant improvements and, if determined to be material, intangibles, such as the value of above, below and at-market leases, origination costs associated with the in-place leases, and the value of tenant relationships, if any. We depreciate the amount allocated to building and other intangible assets over their estimated useful lives, which generally range from three to 40 years. The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease. The value associated with in-place leases and tenant relationships is amortized over the expected term, which includes an estimated probability of the lease renewal, and its estimated term. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off. The tenant improvements and origination costs are amortized as an expense over the remaining life of the lease (or charged against earnings if the lease is terminated prior to its contractual expiration date).

      In accordance with Statement 141 and its applicability to acquired in-place leases, we perform (or engage a third party to perform) the following procedures for properties we acquire:

1) estimate the value of the real estate “as if vacant” as of the acquisition date;

2) allocate that value among land, building improvements, building, and equipment and determine the associated asset life for each;

3) compute the value of the difference between the “as if vacant” value and the purchase price, which will represent the total intangible assets;

4) allocate the value of the above and below market leases to the intangible assets and determine the associated life of the above/below market leases;

5) calculate the value and associated life of the tenant relationships, if any, by taking the direct identifiable benefits of the customer relationship and discounting them to present value;

6) estimate the fair value of the in-place tenant improvements and leasing commissions and calculate the associated asset life; and

7) allocate the remaining intangible value to the in-place leases and their associated lives.

      Rental properties are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis) from a rental property over the anticipated holding period is less than its historical net cost basis. Upon determination that a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

permanent impairment has occurred, rental properties are reduced to their fair value. For properties to be disposed of, an impairment loss is recognized when the fair value of the property, less the estimated cost to sell, is less than the carrying amount of the property measured at the time we have a commitment to sell the property which is not subject to any significant contingencies. A property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less its cost to sell. Subsequent to the date that a property is held for disposition, depreciation expense is not recorded.

      The FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We adopted the standard in 2002 and it did not have a material effect on our financial condition or results of operations.

      Developments in process are carried at cost, which includes land acquisition cost, architectural fees, general contractor fees, capitalized interest, internal costs related directly to the development and other costs related directly to the construction of the property. Depreciation is not recorded until the property is placed in service, which occurs shortly after receipt of a certificate of occupancy.

      Land available for development is carried at cost and is not depreciated. Land available for development includes various vacant land parcels that may have some improvements such as utility service.

Investments in Unconsolidated Joint Ventures

      Investments in unconsolidated joint ventures are accounted for using the equity method of accounting because we do not have control over the activities of the investees. Our net equity investment is reflected on the consolidated balance sheets, and the consolidated statements of operations include our share of net income or loss from the unconsolidated joint ventures. Any difference between the carrying amount of these investments on our consolidated balance sheet and the historical cost of the underlying equity is depreciated as an adjustment to income from unconsolidated joint ventures generally over 40 years.

Deferred Leasing and Financing Costs

      Deferred leasing and financing costs, which consist of, but are not limited to, commissions paid to third parties for new or renewal leases, and fees paid to third parties for unsecured note offerings and mortgage debt, are recorded at cost. The deferred leasing costs are amortized over the terms of the respective leases and the deferred financing costs are amortized over the terms of the respective financings on a straight-line basis, which approximates the effective yield method. We also record deferred leasing costs in accordance with Statement 141 when allocating the purchase price to acquired in-place leases (see Investment in Real Estate above).

Revenue Recognition

      We record rental income for the full term of each lease on a straight-line basis. Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. Accordingly, a receivable is recorded from tenants for the current difference between the straight-line rent and the rent that is contractually due from the tenant (“Deferred Rent Receivable”). When a property is acquired, the term of existing leases is considered to commence as of the acquisition date for purposes of this calculation. The amounts included in rental income for the years ended December 31, 2003, 2002 and 2001 were approximately $73.1 million, $67.3 million and $66.5 million from continuing operations, respectively. Deferred rental revenue is not recognized for income tax purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

      Tenant reimbursements consisting of amounts due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized as revenue in the period in which the expenses are incurred.

      Lease termination income (included in other revenue) represents amounts received from tenants in connection with the early termination of their remaining lease obligation. We will also record deferred revenue in connection with a lease termination fee received if it is probable that a tenant will file for bankruptcy within 90 days, if significant contingencies in the lease termination agreement exist or if the tenant has not yet vacated the building.

      We recognize income from rent, tenant reimbursements and lease termination fees and other income once all of the following criteria are met in accordance with SEC Staff Accounting Bulletin 104:

•	the agreement has been fully executed and delivered;

•	services have been rendered;

•	the amount is fixed or determinable; and

•	the collectibility is reasonably assured.

Cash Equivalents

      Cash equivalents are considered to be all highly liquid investments purchased with a maturity of three months or less at the date of purchase.

Allowance for Doubtful Accounts

      Allowance for doubtful accounts is maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their lease agreements. Management actively reviews tenant receivables and determines the probability of collection for receivables identified as potentially uncollectible. The amount of the allowance takes into account any security deposits or outstanding letters of credit.

Escrow Deposits and Restricted Cash

      Escrow deposits primarily consist of amounts held by lenders to provide for future real estate tax expenditures and tenant improvements, earnest money deposits on acquisitions and net proceeds from property sales that were executed as a tax-deferred disposition. Restricted cash represents amounts committed for various utility deposits and security deposits.

Fair Value of Financial Instruments and Other Assets

      Investments in notes receivable approximate their fair value and are included in other assets.

      We have debt at fixed and variable rates. The fair market value of variable rate debt approximates book value because the interest rate is based on LIBOR plus a credit premium, which represents a market rate. The fair value of the fixed-rate mortgage debt and unsecured notes as of December 31, 2003 was approximately $1.3 billion higher than the book value of approximately $11.1 billion primarily due to the general decrease in market interest rates on secured and unsecured debt. As of December 31, 2002, the fair value of our fixed-rate debt was approximately $1.0 billion higher than the book value. The fair value of the mortgage debt and the unsecured notes was determined by discounting the spread between the future contractual interest payments and the future interest payments based on a market rate. The fair value of interest rate swap agreements is determined using third party valuations. In addition, the carrying values of cash equivalents, restricted cash, escrow deposits, tenant and other rents receivable, prepaid expenses and other assets, accounts payable and accrued expenses and other liabilities approximate their fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

Derivatives and Hedging Activities

      We may periodically enter into certain interest rate protection and swap agreements to effectively convert floating rate debt to a fixed rate basis, fixed rate debt to a floating rate basis, as well as to hedge anticipated future financing transactions. Net amounts paid or received under these agreements upon their periodic reset dates are recognized as an adjustment to interest expense when such amounts are incurred or earned. Settlement amounts paid or received in connection with settled interest rate protection agreements and interest rate swap agreements are deferred and amortized as an adjustment to interest expense over the remaining term of the related financing transaction on a straight-line basis, which approximates the effective yield method.

      All derivative instruments are recorded at fair value. Derivatives that are not hedges must be adjusted to fair value through net income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will be offset against the corresponding change in fair value of the hedged asset, liability, or firm commitments through net income or recognized in other comprehensive income until the hedged item is recognized in net income. The ineffective portion of a derivative’s change in fair value will be recognized in net income. We recorded a cumulative effect of a change in accounting principle resulting in a loss of approximately $1.1 million in the year ended December 31, 2001 as a result of adopting FASB Statement No. 133 Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”).

Income Taxes

      The Office Properties and Industrial Properties are primarily owned by limited partnerships or limited liability companies, which are substantially pass-through entities. Some of the pass-through entities have corporate general partners or members, which are subject to federal and state income and franchise taxes. In addition, our property management business which provides management services to Properties owned by third parties and provides certain other services to many of our Properties is owned by a corporation and is subject to federal and state income and franchise taxes.

      We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). As a REIT, we generally will not be subject to federal income tax if we distribute 100% of our annual taxable income to our shareholders. As a REIT, we are subject to a number of organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates. Even if we qualify for taxation as a REIT, we may be subject to state and local income taxes and to federal income tax and excise tax on our undistributed income. In addition, taxable income from our taxable REIT subsidiaries is subject to federal, state and local income taxes. The aggregate cost of land and depreciable property for federal income tax purposes as of December 31, 2003 and 2002 was approximately $14.4 billion and $14.8 billion, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

      Reconciliation Between Net Income and Estimated Taxable Income (Unaudited):

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Net income available to Common Shares	$603,190	$707,642	$563,796
Straight-line rent adjustments	(76,847)	(72,891)	(69,149)
Preferred distributions not deductible for tax	51,872	62,573	57,041
Tax gain on sale of real estate in excess of GAAP gain	262,026	72,658	82,219
Excess of GAAP depreciation/amortization over tax depreciation/ amortization	233,817	146,389	146,277
Other adjustments	23,246	(74,635)	(55,617)
Net operating loss utilization	(69,199)	—	—

Taxable income	1,028,105	841,736	724,567
Less capital gains	(423,089)	(90,584)	(163,881)

Adjusted taxable income subject to 90% dividend requirement	$605,016	$751,152	$560,686

Reconciliation Between Cash Distributions Paid and Distributions Paid Deduction (Unaudited):

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Cash dividends paid	$854,462	$895,314	$795,679
Plus: Dividends designated from following year	173,643	—	—

Dividends paid deduction	$1,028,105	$895,314	$795,679

Characterization of Distributions (Unaudited):

	For the years ended December 31,

	2003		2002		2001

	$	%	$	%	$	%

	(Dollars in thousands)
Ordinary income	$456,674	56.9%	$694,986	83.5%	$516,782	70.0%
Qualified dividends	3,210	0.4%	—	—	—	—
Return of capital	—	—	53,578	6.4%	71,112	9.6%
Capital gains	227,133	28.3%	60,656	7.3%	130,618	17.7%
Unrecaptured section 1250 gain	115,573	14.4%	23,521	2.8%	20,126	2.7%

Common distributions	802,590	100.0%	832,741	100.0%	738,638	100.0%

Preferred distributions	51,872		62,573		57,041

Total REIT distributions	$854,462		$895,314		$795,679

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

Minority Interests

EOP Partnership

      Net income is allocated to minority interests in EOP Partnership based on their weighted average ownership percentage during the period. The ownership percentage is calculated by dividing the number of Units held by the minority interests by the sum of our Units and the Units held by the minority interests, all calculated based on the weighted average days outstanding. For the years ended December 31, 2003 and 2002, we had an 89.0% and 88.8% weighted average interest in EOP Partnership. Minority interest in EOP Partnership on the consolidated balance sheets is calculated by dividing the number of Units held by the minority interests by the sum of our Units and the Units held by the minority interests, all calculated based on the Units outstanding at the end of the year. As of December 31, 2003 and 2002 we had an 89.1% interest in EOP Partnership. Changes in the number of outstanding Common Shares and Units will change our ownership interest and the ownership interest of the minority interests.

Partially Owned Properties

      We consolidate certain Properties that we control, but do not wholly own. The minority interests share of the equity of these consolidated Properties is reflected in the consolidated balance sheets as “Minority interests — partially owned properties” and represents the minority interests’ share in the total equity of these Properties. The net income from these properties attributable to the minority interests is reflected as “Minority interests — Partially owned properties” in the consolidated statements of operations.

      In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“Statement 150”). Statement 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Statement 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for calendar quarter companies). We adopted Statement 150 on July 1, 2003, which had no effect on our financial statements. Several of the Properties that we consolidate but do not wholly own are subject to finite life joint venture agreements. Statement 150 requires the disclosure of the estimated settlement value of these noncontrolling interests. As of December 31, 2003 the estimated settlement value of these noncontrolling interests approximated the book value of approximately $169.7 million.

Use of Estimates

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications

      Certain reclassifications have been made to the previously reported 2002 and 2001 statements in order to provide comparability with the 2003 statements reported herein. These reclassifications have not changed the 2002 or 2001 results of operations or combined shareholders’ equity and mandatorily redeemable preferred shares.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

Share Based Employee Compensation Plans

      Prior to January 1, 2003, we used the accounting provisions provided by Accounting Principles Board Opinion No. 25 (“APB 25”) to account for the issuance of share options and other equity awards. Effective January 1, 2003, we adopted Statement of Financial Accounting Standards No. 123 (“Statement 123”) Accounting for Stock Based Compensation, which requires a fair value based accounting method for determining compensation expense associated with the issuance of share options and other equity awards. We adopted the accounting provisions of Statement 123 to reflect the cost of issuing share options and other equity awards. Statement of Financial Accounting Standards No. 148 (“Statement 148”) Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123, issued December 2002 and effective for interim periods beginning after December 15, 2002, provided various methods of applying Statement 123. In accordance with Statement 148, we employed the prospective method for adopting Statement 123, which requires the recognition of compensation expense based on the fair value method for share options and other equity awards granted on or after January 1, 2003 and for certain modifications made subsequent to December 31, 2002 to share options and other equity awards that were outstanding as of December 31, 2002. Compensation expense is recognized ratably over the respective vesting period of the award.

      The following table illustrates the unaudited effect on net income available to common shareholders and earnings per share if the fair value based method had been applied to all outstanding and unvested share options for the last three years. Compensation expense related to restricted share awards is not presented in the table below because the expense amount is the same under APB No. 25 and Statement 123 and therefore, is already reflected in net income.

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands,
	except per share data)
Historical net income available to common shareholders	$603,190	$707,642	$563,796
Add back compensation expense for share options included in historical net income available to common shareholders	2,907	1,265	—
Deduct compensation expense for share options determined under fair value based method	(10,916)	(12,117)	(11,928)
Allocation of expense to minority interest-EOP Partnership	877	1,215	1,421

Pro forma net income available to common shareholders	$596,058	$698,005	$553,289

Earnings per share — basic:
Historical net income available to common shareholders	$1.50	$1.71	$1.57
Pro forma net income available to common shareholders	$1.49	$1.68	$1.54
Earnings per share — diluted:
Historical net income available to common shareholders	$1.50	$1.70	$1.55
Pro forma net income available to common shareholders	$1.48	$1.68	$1.52

NOTE 3 — IMPACT OF NEW ACCOUNTING STANDARDS

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. The objective of this Interpretation is to provide guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in consolidated financial statements. A company that holds variable interests in an entity will need to consolidate such entity if the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 3 — IMPACT OF NEW ACCOUNTING STANDARDS — (continued)

company absorbs a majority of the VIE’s expected losses or receive a majority of the entity’s expected residual returns if they occur, or both.

      The provisions of FIN 46 apply upon initial involvement with the respective entity for transactions created after January 31, 2003. The adoption in 2003 had no effect on us. The provisions of FIN 46 and related revised interpretations apply no later than the end of the first interim reporting period ending March 15, 2004 (March 31, 2004) for entities created before February 1, 2003.

      In 1999, we invested in a 67% share of a $202.2 million mezzanine-level debt position for approximately $73.9 million as part of a debt restructuring related to the SunAmerica Center office property located in Century City, California which consists of approximately 780,000 square feet. The note accrues interest at 7.25% per annum and matures in August 2014 and is payable based on cash flow. We recognize interest income from this investment on a cash basis. We also have an option to acquire 67% of the $15.0 million face amount of two other subordinate notes from an affiliate of the property owner. We have accounted for our investment as a note receivable included in other assets.

      Under the provisions of FIN 46, we are required to consolidate the financial condition and results of operations of SunAmerica Center effective January 1, 2004. Our maximum exposure to loss as a result of the investment is equivalent to the $73.9 million we invested in 1999. However, we may be required to contribute additional funds to support the operations of the property. Any additional funding will be in the form of a shortfall note, which is repayable from available cash flow. The shortfall notes may not exceed $2.5 million in the aggregate. As of December 31, 2003, SunAmerica Center’s total assets were approximately $300 million and total liabilities were approximately $235 million. Our only recourse is against the mezzanine lender entity’s sole interest in the property-owning entity. The property is encumbered by a $203 million first mortgage owed to a third party.

NOTE 4 — SPIEKER MERGER

      On July 2, 2001, Spieker Properties, Inc. (“Spieker”) merged into Equity Office and Spieker Properties, L.P. (“Spieker Partnership”), Spieker’s operating partnership subsidiary, merged into EOP Partnership (collectively, the “Spieker Merger”) which was accounted for using the purchase method. The transaction valued Spieker (including the outside interests in Spieker Partnership) at approximately $7.2 billion, which included transaction costs, the assumption of approximately $2.1 billion in debt and the issuance of 14.25 million of our preferred shares valued at approximately $356.3 million. We paid approximately $1.1 billion in cash and issued approximately 101.5 million Common Shares and EOP Partnership issued approximately 16.7 million Units to third parties, each valued at $29.29 per Common Share/Unit. We financed the $1.1 billion cash portion of the purchase price using a combination of available cash and a new $1.0 billion bridge loan facility that was entered into before the closing of the Spieker Merger. The $1.0 billion bridge loan facility had a term of 364 days and an interest rate based on LIBOR plus 80 basis points. The $1.0 billion bridge loan facility was repaid in full with the net proceeds from the issuance of $1.4 billion of unsecured notes in July 2001 and terminated upon the repayment. Through the Spieker Merger, we acquired 391 Office Properties comprising approximately 28.3 million square feet, 98 Industrial Properties comprising approximately 10.1 million square feet and several development properties which added to our ownership in key markets across the western United States.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 4 — SPIEKER MERGER — (continued)

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

(Dollars in thousands)

Investment in real estate	$7,168,973
Other assets	47,824

Total assets acquired	7,216,797

Mortgage debt, unsecured notes and lines of credit	(2,125,610)
Other liabilities	(173,382)

Total liabilities assumed	(2,298,992)

Minority interest in partially owned properties	(1,272)

Common Shares, Units and stock options issued	(3,483,326)
Preferred shares issued	(356,250)

Total equity issued	(3,839,576)

Total cash used for Spieker Merger	$(1,076,957)

NOTE 5 — INVESTMENTS IN REAL ESTATE

      Investments in real estate, including Office Properties, Industrial Properties, properties under development and vacant land, was as follows:

	December 31,

	2003	2002

	(Dollars in thousands)
Land	$2,737,533	$2,878,102
Land available for development	251,151	252,852
Building	19,479,760	20,545,623
Building improvements	691,111	446,808
Tenant improvements	971,780	683,142
Furniture and fixtures	105,655	72,252
Developments in process	75,232	284,737

Gross investments in real estate	24,312,222	25,163,516
Accumulated depreciation	(2,578,082)	(2,077,613)

Net investments in real estate	$21,734,140	$23,085,903

      During 2003, we acquired the U.S. Bank Tower and 225 West Santa Clara (a/k/a the Opus Center) office buildings for approximately $183.2 million. The office properties are located in Denver, Colorado and San Jose, California, respectively, and consist of approximately 829,293 square feet.

      In May 2003, we acquired approximately 8.1% of the equity in the joint venture that owns The John Hancock Complex in Boston, Massachusetts for approximately $25.0 million. The investment in the joint venture is accounted for under the cost method of accounting because we own a noncontrolling interest in the property and is included in prepaid expenses and other assets on the consolidated balance sheet.

      In September 2003, we acquired the remaining 20% equity interest in Key Center (see Note 9 — Investments in Unconsolidated Joint Ventures for more information).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 5 — INVESTMENTS IN REAL ESTATE — (continued)

      In September 2003, we acquired a vacant land parcel in Folsom, California, for approximately $3.4 million.

      During 2002, we acquired the Army and Navy Club Building and Liberty Plaza for a total of approximately $92.3 million from an unaffiliated party. These properties are located in Washington, D.C. and consists of approximately 260,372 square feet of office space.

      During 2001, in addition to the properties acquired in the Spieker Merger, we acquired the Three Lafayette Centre office building for a total cost of approximately $68.7 million from an unaffiliated party. The property is located in Washington, D.C. and consists of approximately 259,441 square feet.

NOTE 6 — SALES OF REAL ESTATE

      During 2003, we disposed of 53 office properties, two industrial properties and four vacant land parcels in separate transactions to various unaffiliated parties for approximately $933.1 million. The total gain on the sale of these properties was approximately $62.0 million which is included in discontinued operations. The sold office properties consisted of approximately 5,182,707 square feet and 32 residential units, and the industrial properties consisted of approximately 216,900 square feet. We also sold partial interests and entered into joint venture agreements on 13 office properties consisting of approximately 3,284,431 square feet. The total sales price to us from these partial sale transactions was approximately $596.5 million. The net gain on the interests sold totaled $99.1 million. The net income of the properties that were partially sold is included in net income from continuing operations.

      During 2002, we disposed of 45 office properties, four parking facilities, two industrial properties and three land parcels in separate transactions to various unaffiliated parties for approximately $508.3 million. The total gain on the sale of these properties was approximately $17.9 million. The sold office properties consisted of approximately 3,113,189 square feet, the industrial properties consisted of approximately 77,072 square feet, and the parking facilities consisted of approximately 7,464 parking spaces.

      During 2001, we disposed of eight office properties, four parking facilities, a land parcel and an apartment property in separate transactions to various unaffiliated parties for approximately $327.8 million. The total gain on the sale of these properties was approximately $81.7 million. The sold office properties consisted of approximately 879,388 square feet, the parking facilities contained approximately 3,721 parking spaces and the apartment property contained approximately 161 units.

      During 2001, we also disposed of 19 industrial properties that were acquired in the Spieker merger for approximately $213.4 million. There was no gain or loss on the sale of these properties. The sold industrial properties consisted of approximately 4,052,476 square feet.

      The net income for properties sold in 2002, 2003 and the 1st quarter 2004 is reflected in the consolidated statements of operations as Discontinued Operations for the periods presented. The properties that were partially sold during 2003 are not required to be reflected as discontinued operations in accordance with Statement 144. Below is a summary of the results of operations for the properties sold in 2002, 2003 and the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 6 — SALES OF REAL ESTATE — (continued)

1st quarter 2004, except for the properties that were partially sold, through their respective sale dates which are classified as discontinued operations:

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Total revenues	$86,317	$166,959	$125,036

Expenses:
Depreciation and amortization	15,243	28,484	21,859
Property operating	26,190	55,174	45,806
Ground rent	18	164	236

Total expenses	41,451	83,822	67,901

Operating income	44,866	83,137	57,135

Other income/expense:
Interest/dividend income	158	233	217
Interest expense and amortization of deferred financing costs and prepayment expenses	(20)	(346)	(849)

Total other income/expense	138	(113)	(632)

Income before income taxes and net gain on sales of real estate	45,004	83,024	56,503
Income taxes	67	(381)	(94)
Net gain on sales of real estate	61,953	17,926	—

Net income	$107,024	$100,569	$56,409

Property net operating income from discontinued operations	$60,127	$111,785	$79,230

Segment Reporting

      For segment reporting purposes, the office properties, apartment properties and the land parcels that were sold are included in the “Office Properties” segment and the industrial properties and parking facilities that were sold are included in the “Corporate and Other” segment.

NOTE 7 — INVESTMENT IN PREFERRED STOCK

      The following investment is included in Prepaid Expenses and Other Assets:

      In July 1998, 50,000 preferred shares of CT Convertible Trust I, an investment management and real estate finance company, were acquired for approximately $48.5 million. The preferred shares have a liquidation preference of $1,000 each. The discount of $1.5 million is being amortized as additional dividend income over the term of 20 years. The terms of the preferred shares are as follows:

(a) For 60% of the investment, or approximately $30 million of the preferred shares:

•	the coupon rate of 8.25% per annum was fixed through March 31, 2002. Thereafter, the rate increased to the greater of:

•	10% per annum, increasing by 75 basis points per annum commencing October 1, 2004 and on each October 1 thereafter, or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 7 — INVESTMENT IN PREFERRED STOCK — (continued)

•	a rate equal to Capital Trust, Inc.’s then annual dividend per common share divided by $7.00;

•	the conversion price is $7.00 per share;

•	the common share equivalent is fixed at 4,285,714 shares; and

•	the preferred shares are callable through September 30, 2004.

(b) For 40% of the investment, or approximately $20 million of the preferred shares:

•	the coupon rate is 13.0% per annum and is fixed until October 1, 2004 when it will increase by 75 basis points per annum; and

•	the preferred shares are callable at any time.

      On September 30, 2002, CT Convertible Trust I redeemed the non-convertible amount of its preferred securities at par, including accrued dividends. We received approximately $20.1 million upon the redemption. We still have an approximate $29.3 million investment in the convertible portion of the preferred securities of CT Convertible Trust I.

NOTE 8 — IMPAIRMENT

      During 2003, an Office Property was deemed to be impaired due to an analysis of the undiscounted cash flows. As a result, we recognized a permanent impairment charge of $7.5 million, which reduced the book value of the property to its fair value of $3.8 million. Fair value was determined as the present value of the future cash flows. This asset and the related impairment charge are reported under the “Office Properties” segment for segment reporting purposes.

      During 2001, an impairment on securities and other investments of approximately $132.7 million was recognized in connection with various investments and other assets. The total impairment consisted of the investment in HQ Global Workplaces, Inc. preferred stock, including accrued but unpaid dividends, of approximately $90.6 million, investments in several telecom, technology and advertising related companies, investments in two full-service business center joint ventures, and a portion of an investment in an internally developed software system.

      During 2001, HQ Global was in default with respect to certain covenant and payment obligations under its senior and mezzanine indebtedness, but received forbearance periods from both its senior and mezzanine lenders. HQ Global was unable to restructure its indebtedness during these forbearance periods. Based on these circumstances and other factors, we determined that our investment in HQ Global was not recoverable and, therefore, recorded a permanent impairment on 100% of our investment. Subsequently, in March 2002 HQ Global filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

      During 2001, our telecom, technology and advertising related investments and full-service business center joint venture investments experienced operating losses due, in part, to the negative economic environment. These investments were considered to be impaired based on their fair value as compared to the carrying value. The fair value of the investments was based on internally prepared valuations considering the then present economic conditions. The impairment represented our entire investment in the respective assets, except for the internally developed software system, for which the impairment represented approximately one-half of the investment. These investments and the related impairment are reported under the “Corporate and Other” segment for segment reporting purposes.

      During 2001, we recognized a $2.5 million impairment on a parking facility that was held for sale because the sales price less costs to sell was less than the carrying amount of the property as of December 31, 2001. The asset and the related impairment are reported under the “Corporate and Other” segment for reporting purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 9 — INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

      The entities listed below are owned in joint ventures by us with unaffiliated parties and are accounted for under the equity method.

			Economic
			Interest(a)
			as of
			December 31,
		Total Rentable
Office Property	Location	Square Feet	2003	2002

One Post Office Square	Boston, MA	765,296	50%	50%
75-101 Federal Street	Boston, MA	813,195	51.61%	51.61%
Rowes Wharf(b)	Boston, MA	344,645	44%	44%
10 & 30 South Wacker	Chicago, IL	2,003,288	75%	75%
Bank One Center	Indianapolis, IN	1,057,877	25%	25%
Pasadena Towers	Los Angeles, CA	439,366	25%	25%
Promenade II	Atlanta, GA	774,344	50%	50%
SunTrust Center	Orlando, FL	640,741	25%	25%
Preston Commons	Dallas, TX	418,604	50%	50%
Sterling Plaza	Dallas, TX	302,747	50%	50%
Bank of America Tower	Seattle, WA	1,537,932	50.1%	50.1%
One Post Street	San Francisco, CA	421,121	50%	50%
Key Center(c)	Seattle, WA	472,929	100%	80%
1301 Avenue of the Americas (see Subsequent Events)	New York, NY	1,765,694	84.47%	84.47%
Concar	San Mateo, CA	219,318	79.96%	79.96%
Foundry Square IV(d)	San Francisco, CA	—	—	40%
161 North Clark(e)	Chicago, IL	1,010,520	25%	—
Prominence in Buckhead(e)	Atlanta, GA	424,309	25%	—
World Trade Center East(e)	Seattle, WA	186,912	25%	—
Treat Towers(e)	Walnut Creek, CA	367,313	25%	—
Parkshore Plaza I(e)	Folsom, CA	114,356	25%	—
Parkshore Plaza II(e)	Folsom, CA	155,497	25%	—
Bridge Pointe Corporate Center I & II(e)	San Diego, CA	372,653	25%	—
1111 19th Street(e)	Washington, DC	252,014	20%	—
1620 L Street(e)	Washington, DC	156,272	20%	—
1333 H Street(e)	Washington, DC	244,585	20%	—

	Total	15,261,528

Other
Wright Runstad Associates Limited Partnership(c)	—	—	—	30%
Regus Equity Business Centers, LLC	—	—	—	50%
HQ Global Workplaces	—	—	—	50%

(a)	Represents our approximate economic ownership interest for the periods presented. Net income, cash flow from operations and capital transactions are allocated to us and our joint venture partners in accordance with the respective partnership agreements. Our share of these items is subject to change

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 9 — INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES — (continued)

based upon, among other things, the operations of the Property and the timing and amount of capital transactions. Our legal ownership may differ.

(b)	In 2002, in connection with the restructuring of the partnership, we contributed approximately $30.9 million to the joint venture, which increased our economic ownership of Rowes Wharf to 44% from 39%.

(c)	In 2003, we acquired the remaining 20% equity interest in the Key Center office building from Wright Runstad Associates Limited Partnership (“WRALP”) and affiliates in exchange for our 30% equity interest in WRALP and a cash payment by us of approximately $7.9 million. In connection with the acquisition of Key Center, we assumed and subsequently repaid the mortgage debt secured by the Property. As a result of the acquisition, the property is now consolidated.

(d)	In 2000, we formed a joint venture with Wilson Investors-California (“WI,” of which William Wilson III, one of our trustees, is a principal), through its interest in Wilson/ Equity Office (“W/ EO”, of which 49.9% is owned by us and 50.1% is owned by WI), and an unaffiliated party to develop, construct, lease and manage Foundry Square IV, a 225,490 square foot office building located in San Francisco, California. Through the sale of the office building in July 2003, we disposed of our 40% indirect interest, which includes a 10% indirect interest through W/ EO and WI disposed of its 10% indirect interest through W/ EO to an unaffiliated party. Our share of the gain on the sale of the property was approximately $7.1 million and is included in income from investments in unconsolidated joint ventures. Our share of the gross proceeds from the sale was approximately $56.6 million, which includes the repayment of a $44.5 million construction loan. WI’s share of the proceeds was approximately $17.1 million.

(e)	In December 2003, we sold partial interests in these office properties and no longer consolidate their operations. See Note 6 — Sales of Real Estate for more information.

      Combined summarized financial information for these unconsolidated joint ventures is as follows:

	December 31,

	2003		2002

	(Dollars in thousands)
Balance Sheets:
Real estate, net of accumulated depreciation	$3,363,990		$2,757,699
Other assets	220,837		207,740

Total Assets	$3,584,827		$2,965,439

Mortgage debt	$1,308,782		$1,312,404
Other liabilities	127,242		112,968
Partners’ and shareholders’ equity	2,148,803		1,540,067

Total Liabilities and Partners’ and Shareholders’ Equity	$3,584,827		$2,965,439

Our share of equity	$1,040,373		$966,773
Net excess of cost of investments over the net book value of underlying net assets, net of accumulated depreciation of $24,456 and $20,704, respectively	86,859		121,042

Carrying value of investments in unconsolidated joint ventures	$1,127,232		$1,087,815

Our share of unconsolidated non-recourse mortgage debt	$797,268	(a)	$818,975

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 9 — INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES — (continued)

(a)	Our share of the scheduled payments of principal on mortgage debt for each of the next five years and thereafter through maturity as of December 31, 2003 is as follows:

Year	Dollars in thousands

2004	$117,153
2005	466,505
2006	52,283
2007	2,622
2008	16,989
Thereafter	141,716

Total	$797,268

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Statements of Operations:
Revenues	$472,124	$561,482	$509,238

Expenses:
Interest expense and loan cost amortization	71,618	77,020	95,389
Depreciation and amortization	95,867	83,656	86,270
Operating expenses	180,087	196,936	212,202

Total expenses	347,572	357,612	393,861

Net income before gain on sale of real estate and cumulative effect of a change in accounting principle	124,552	203,870	115,377
Gain on sale of real estate	43,255	3,703	—
Cumulative effect of a change in accounting principle	—	—	(2,279)

Net income	$167,807	$207,573	$113,098

Our share of:
Net income	$79,882	$106,852	$69,203

Interest expense and loan cost amortization	$50,059	$53,248	$63,105

Depreciation and amortization (real estate related)	$53,208	$48,865	$51,021

Gain on sale of real estate	$7,063	$429	$—

NOTE 10 — MORTGAGE DEBT

      We had outstanding fixed interest rate mortgage debt of approximately $2.3 billion and $2.5 billion as of December 31, 2003 and 2002, respectively and outstanding variable interest rate mortgage debt of approximately $36.0 million as of December 31, 2003 and 2002. Payments are generally due in monthly installments of principal and interest or interest only. As of December 31, 2003 and 2002, the effective interest rates on the fixed interest rate mortgage debt ranged from 5.81% to 8.63%, and the weighted average effective interest rate was approximately 7.72% and 7.70%, respectively. As of December 31, 2003 and 2002, the weighted average variable effective interest rate was approximately 1.72% and 1.98%, respectively. The historical cost, net of accumulated depreciation, of encumbered properties at December 31, 2003 and 2002 was approximately $4.9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 10 — MORTGAGE DEBT — (continued)

billion and $5.2 billion, respectively. During the years ended December 31, 2003 and 2002, the following transactions occurred:

	For the years ended
	December 31,

	2003	2002

	(Dollars in thousands)
Balance at beginning of year	$2,520,474	$2,662,099
Repayments and scheduled principal amortization	(233,809)	(156,052)
Proceeds from financings	—	14,427
Assumed through property acquisitions (See Note 9 Investments in Unconsolidated Joint Ventures)	59,166	—
Repaid upon sale of property	(16,279)	—

Balance at end of year(a)	$2,329,552	$2,520,474

(a)	Excludes net discount on mortgage debt of approximately $13,663 and $12,584 as of December 31, 2003 and 2002, respectively.

Repayment Schedule

      Scheduled payments of principal for the next five years and thereafter through maturity as of December 31, 2003 are as follows:

Year	Dollars in thousands

2004	$375,761
2005	568,787
2006	343,878
2007	237,024
2008	132,061
Thereafter	672,041

Total	$2,329,552

NOTE 11 — LINES OF CREDIT

      Our previous $1.0 billion line of credit matured in May 2003 at which time we obtained a new $1.0 billion line of credit. Our $1.0 billion line of credit bears interest at LIBOR plus 60 basis points and matures in May 2006. We also pay an annual facility fee of $2.0 million payable quarterly. In addition, a competitive bid option, whereby the lenders participating in the credit facility may bid on the interest to be charged which may result in an interest rate lower than LIBOR plus 60 basis points, is available for up to $350 million of the borrowings under the credit facility. As of December 31, 2003, $334 million was outstanding.

      In December 2003 we obtained a $1.0 billion 364-day credit facility. This credit facility bears interest at LIBOR plus 65 basis points and matures in December 2004. We also pay an annual facility fee of $1.5 million payable quarterly. In addition, a competitive bid option, whereby the lenders participating in the credit facility bid on the interest to be charged which may result in an interest rate lower than LIBOR plus 65 basis points, is available for up to $350 million of the borrowings under the credit facility.

      Agreements or instruments relating to the lines of credit contain certain financial restrictions and requirements described below. As of December 31, 2003, we were in compliance with each of these financial restrictions and requirements.

•	total liabilities to total asset value may not exceed 0.55:1 at any time;

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 11 — LINES OF CREDIT — (continued)

•	earnings before interest, taxes, depreciation and amortization to interest expense may not be less than 2.00:1;

•	cash flow to fixed charges may not be less than 1.5:1;

•	secured debt to total asset value may not exceed 0.40:1;

•	unsecured debt to unencumbered asset value may not exceed 0.55:1;

•	unencumbered net operating income to unsecured debt service may not be less than 2.0:1;

•	consolidated tangible net worth may not be less than the sum of $10.7 billion and 70% of all net offering proceeds received by us or EOP Partnership after December 31, 2002;

•	we may not pay any distributions on Common Shares and Units in excess of 90% of annual Funds From Operations; and

•	our investments in unimproved assets, interest in taxable REIT subsidiaries, developments, unconsolidated joint ventures, mortgages and securities, in the aggregate, may not exceed 25% of our total asset value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 12 — UNSECURED NOTES

      During 2003, we repaid $700 million of unsecured notes upon their maturity and issued $500 million 5.88% unsecured notes due January 15, 2013. The table below summarizes the unsecured notes outstanding as of December 31, 2003:

		Effective
	Coupon	Rate	Principal		Maturity
Original Term	Rate	(a)	Balance		Date

	(Dollars in thousands)
5 Years	6.50%	4.59%	$300,000	(b)	01/15/04
9 Years	6.90%	6.27%	100,000	(b)	01/15/04
5 Years	6.80%	6.10%	200,000	(b)	05/01/04
6 Years	6.50%	5.31%	250,000	(b)	06/15/04
7 Years	7.24%	7.26%	30,000	(b)	09/01/04
8 Years	6.88%	6.40%	125,000		02/01/05
7 Years	6.63%	4.99%	400,000		02/15/05
7 Years	8.00%	6.49%	100,000		07/19/05
8 Years	7.36%	7.69%	50,000		09/01/05
6 Years	8.38%	7.65%	500,000		03/15/06
9 Years	7.44%	7.74%	50,000		09/01/06
10 Years	7.13%	6.74%	100,000		12/01/06
9 Years	7.00%	6.80%	1,500		02/02/07
9 Years	6.88%	6.83%	25,000		04/30/07
9 Years	6.76%	6.76%	300,000		06/15/07
10 Years	7.41%	7.70%	50,000		09/01/07
7 Years	7.75%	7.91%	600,000		11/15/07
10 Years	6.75%	6.97%	150,000		01/15/08
10 Years	6.75%	7.01%	300,000		02/15/08
8 Years(c)	7.25%	7.64%	325,000		11/15/08
10 Years	6.80%	6.94%	500,000		01/15/09
10 Years	7.25%	7.14%	200,000		05/01/09
11 Years	7.13%	6.97%	150,000		07/01/09
10 Years	8.10%	8.22%	360,000		08/01/10
10 Years	7.65%	7.20%	200,000		12/15/10
10 Years	7.00%	6.83%	1,100,000		07/15/11
10 Years	6.75%	7.02%	500,000		02/15/12
10 Years	5.88%	5.98%	500,000		01/15/13
20 Years	7.88%	8.08%	25,000		12/01/16
20 Years	7.35%	8.08%	200,000		12/01/17
20 Years	7.25%	7.54%	250,000		02/15/18
30 Years	7.50%	8.24%	150,000		10/01/27
30 Years	7.25%	7.31%	225,000		06/15/28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 12 — UNSECURED NOTES — (continued)

		Effective
	Coupon	Rate	Principal	Maturity
Original Term	Rate	(a)	Balance	Date

	(Dollars in thousands)
30 Years	7.50%	7.55%	200,000	04/19/29
30 Years	7.88%	7.94%	300,000	07/15/31

Weighted Average/ Subtotal	7.15%	6.95%	8,816,500

Net premium			12,412

Total			$8,828,912

(a)	Includes the effect of settled interest rate protection and interest rate swap agreements, offering and transaction costs and premiums and discounts on certain unsecured notes.

(b)	Through 2004, $880 million of unsecured notes will mature and become payable. The $400 million of unsecured notes that matured in January 2004 were repaid with our line of credit. We anticipate repaying the remaining notes with our lines of credit, proceeds from additional debt and/or equity offerings or proceeds from property dispositions.

(c)	The notes are exchangeable into Common Shares at an exchange rate of $34.00 per share. If the closing price of a Common Share at the time a holder exercises their exchange right is less than the exchange price of $34.00, the holder will receive, in lieu of Common Shares, cash in an amount equal to 97% of the product of the number of Common Shares into which the principal amount of notes subject to such exercise would otherwise be exchangeable and the current market price per Common Share.

Restrictions and Covenants under Unsecured Indebtedness

      Agreements or instruments relating to our unsecured notes contain certain financial restrictions and requirements described below. As of December 31, 2003, we were in compliance with each of these financial restrictions and requirements.

Restrictions and Covenants

      Set forth below are the financial restrictions and requirements to which we are subject under our unsecured note indentures and our performance under each covenant as of December 31, 2003:

Covenants(a) (in each case as defined in the respective indenture)	Actual Performance

Debt to Adjusted Total Assets may not be greater than 60%	47%
Secured Debt to Adjusted Total Assets may not be greater than 40%	12%
Consolidated Income Available for Debt Service to Annual Debt Service charge may not be less than 1.50:1	2.45
Total Unencumbered Assets to Unsecured Debt may not be less than 150%(b)	219%

(a)	The calculations of our actual performance under each covenant are included as Appendix A to this Form 10-K.

(b)	The outstanding unsecured notes assumed in the merger with Spieker Partnership are subject to a minimum ratio of 165%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 13 — DERIVATIVE FINANCIAL INSTRUMENTS

Forward-Starting Interest Rate Swaps

      As of December 31, 2003 and 2002, we had $1.3 billion and $1.1 billion of forward-starting interest rate swaps outstanding, respectively. The outstanding swaps will hedge the future interest payments of debt anticipated to be issued in 2004. The market value of the swaps at December 31, 2003 represented a net liability to us of approximately $10.4 million (approximately $11.1 million is recorded in other assets and $21.5 million is recorded in other liabilities). The market value at December 31, 2002 was $18.6 million (all of which is included in other liabilities). The net market value is also included in accumulated other comprehensive income. No hedge ineffectiveness has been recorded in earnings as these swaps were perfectly effective. As of March 5, 2004, the market value of these forward-starting interest rate swaps represented a net liability to us of approximately $64.9 million. The market value of the forward-starting interest rate swaps is dependent upon existing market interest rates and swap spreads, which change over time.

      Upon settlement of the swaps, we may be obligated to pay the counterparties a settlement payment, or alternatively to receive settlement proceeds from the counterparties. In accordance with SFAS No. 133, if the swaps are deemed to be effective hedges upon settlement, any monies paid or received will be amortized to interest expense over the term of the respective hedged interest payments. If the swaps are deemed to be only partially effective hedges upon settlement, a portion of the monies paid or received will be immediately recognized in earnings and the remainder will be amortized to interest expense over the term of the respective hedged interest payments. If the swaps are deemed to be completely ineffective hedges upon settlement, any monies paid or received will be immediately recognized in earnings.

Interest Rate Swaps

      During 2002 and 2001, we entered into and settled several interest rate swap agreements that hedged certain unsecured notes. In each case, we were the variable interest rate payer and the counterparty was the fixed rate payer. The variable interest rates were based on various spreads over LIBOR. The settlement dates corresponded to the interest payment dates of the respective unsecured notes being hedged. Each of the interest rate swap agreements were to terminate on the maturity date of the respective unsecured notes being hedged. The interest rate swap agreements were designated as fair value hedges. As of December 31, 2002, all of the interest rate swaps had been terminated.

NOTE 14 — MINORITY INTERESTS IN PARTIALLY OWNED PROPERTIES

      Although the financial condition and results of operations of the following Properties are consolidated, there are unaffiliated parties that own an interest in these Properties. We consolidate these properties because we own at least 50% of the respective ownership entities and control major decisions. All of the Properties are Office Properties except for Fremont Bayside, which is an Industrial Property. Our legal ownership and economic interest in each Property is substantially the same. We have additional Properties that are partially owned by unaffiliated parties where our approximate economic ownership is 100%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 14 — MINORITY INTERESTS IN PARTIALLY OWNED PROPERTIES — (Continued)

      The amounts shown below approximate our economic ownership interest for the periods presented. Net income, cash flow from operations and capital transactions are allocated to us and our minority interest partners in accordance with the respective partnership agreements. Our share of these items is subject to change based upon, among other things, the operations of the Property and the timing and amount of capital transactions.

			Economic
			Interest as of
			December 31,
		Total Rentable
Property	Location	Square Feet	2003	2002

Joint Ventures with Contractual Termination Dates
The Plaza at La Jolla Village	San Diego, CA	635,419	66.7%	66.7%
222 Berkley Street	Boston, MA	519,608	91.5%	91.5%
500 Boylston Street	Boston, MA	706,864	91.5%	91.5%
Washington Mutual Tower	Seattle, WA	1,207,823	75.0%	75.0%
Wells Fargo Center	Minneapolis, MN	1,117,439	75.0%	75.0%
Foundry Square II	San Francisco, CA	505,480	87.5%	87.5%
Ferry Building (a)	San Francisco, CA	243,812	100.0%	100.0%
2951 28th Street	Santa Monica, CA	85,000	98.0%	98.0%
Fremont Bayside	Oakland, CA	103,920	90.0%	90.0%

		5,125,365

Joint Ventures without Contractual Termination Dates
Water’s Edge	Los Angeles, CA	243,433	87.5%	87.5%
Park Avenue Tower	New York, NY	568,060	94.0%	94.0%
850 Third Avenue	New York, NY	568,867	94.0%	94.0%

		1,380,360

Total		6,505,725

(a)	A joint venture between us and other unaffiliated parties leased the Ferry Building from the City and County of San Francisco, through its Port Commission (the “Port”). Under this lease, the Port is paid a stated base rent. In addition, once the lessee has received from the project a cumulative preferred return of 8% (prior to stabilization) and 11% (after stabilization), then 50% of the proceeds from the operation and ownership of the project are paid to the Port as percentage rent.

The joint venture redeveloped the Ferry Building in a manner to permit the use of federal rehabilitation tax credits (“Historic Tax Credits”). Since the original members of the joint venture could not take full advantage of the Historic Tax Credits, the joint venture admitted a new member who could do so. This investor member has contributed approximately $21.3 million in equity and has committed to contribute an additional $3.5 to fund a portion of the Total Project Estimated Costs for the project, and will be entitled to a preferred return with an effective annual rate of approximately 3% on its capital investment. The investor member’s interest in the joint venture is subject to put/call rights during the sixth and seventh years after the Ferry Building is placed in service. Upon the purchase of the investor member’s interest pursuant to the put/call, it is estimated that the joint venture will retain approximately $11 million of the capital contributed by the investor member, based on a formula to determine the purchase price for the investor member’s interest and after taking into account the preferred return that will have been paid to the investor member by such time. Through the creation of a master lease, Equity

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 14 — MINORITY INTERESTS IN PARTIALLY OWNED PROPERTIES — (Continued)

Office’s effective ownership percentage in the net cash flow of the Ferry Building project is approximately 100% after the payment to the Port of the percentage rent described above and the distribution of the preferred returns.

NOTE 15 — SHAREHOLDERS’ EQUITY AND MANDATORILY REDEEMABLE PREFERRED SHARES

Common Shares

      The following table presents the changes in the issued and outstanding Common Shares since January 1, 2002 (excluding 49,032,230 Units and 50,206,731 Units outstanding at December 31, 2003 and 2002, respectively, which are exchangeable for Common Shares on a one-for-one basis, or the cash equivalent thereof, subject to certain restrictions):

	For the years ended
	December 31,

	2003	2002

Outstanding at January 1,	411,200,998	414,548,673
Repurchases/retired(a)	(14,236,400)	(7,920,854)
Share options exercised	1,661,333	1,739,863
Units redeemed for Common Shares	934,261	2,555,646
Restricted shares and share awards issued, net of cancellations	900,196	214,291
Common Shares issued through the Dividend Reinvestment Program	—	63,379

Outstanding at December 31,	400,460,388	411,200,998

(a)	In July 2002, we announced a Common Share repurchase program allowing for the repurchase of up to $200 million of Common Shares, which was later increased to $400 million in November 2002 and to $600 million in March 2003, over the next 12 months at the discretion of management. The Common Shares may be repurchased in the open market or privately negotiated transactions. During 2003 and 2002, 14,236,400 and 7,901,900 Common Shares were repurchased at an average price of $25.53 and $24.92 for approximately $363.5 million and $196.9 million in the aggregate, respectively.

Distributions

      Distributions are declared and paid quarterly to holders of Common Shares as of the record dates of each declaration. The current quarterly distribution is $0.50 per Common Share. For the years ended December 31, 2003, 2002 and 2001, the per share distributions were $2.00, $2.00 and $1.90, respectively.

Mandatorily Redeemable Preferred Shares

      The Series B Convertible, Cumulative Redeemable Preferred Shares (“PIERS”) are convertible at any time, at the option of the holder, into Common Shares at a conversion price of $35.70 per Common Share (equivalent to a conversion rate of 1.40056 common shares for each PIERS). The PIERS are subject to mandatory redemption on February 15, 2008 at a price of $50.00 per share, plus accumulated and unpaid distributions to the redemption date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 15 — SHAREHOLDERS’ EQUITY AND MANDATORILY REDEEMABLE PREFERRED SHARES — (continued)

Preferred Shares

      Listed below is a summary of our outstanding preferred shares. We are the original issuer of our remaining outstanding series of preferred shares (Series C and G) and have recorded the deferred issuance costs associated with these preferred shares to shareholders’ equity. Upon any redemption of these preferred shares, we will recognize the deferred issuance costs as an additional preferred distribution in the determination of net income available for common shares in accordance with EITF Topic D-42. The preferred shareholders are entitled to receive, when and as authorized by our Board of Trustees, cumulative preferential cash distributions. We may redeem the preferred shares at certain dates in whole or in part at a cash redemption price equal to the liquidation preference plus all accrued dividends to the redemption date:

			Current Balance
	Annual	Liquidation	Outstanding
	Distribution	Preference Per	(Dollars in	Our Voluntary
Series	Rate	Share	thousands)	Redemption Date

C(a)	8.625%	$25.00	$114,073	on or after 12/8/2003
G(b)	7.75%	$25.00	$212,500	on or after 7/29/2007

      The annual per share distributions were as follows:

	For the years ended December 31,

	2003	2002	2001

Series A(b)	—	$1.3844167	$2.245
Series B	$2.625	$2.625	$2.625
Series C(a)	$2.15625	$2.15625	$2.15625
Series D(c)	—	—	$0.8728125
Series E(d)	$1.3015625	$1.96875	$0.984375
Series F(e)	$1.00	$2.00	$1.00
Series G(b)	$1.9375	$0.7427083	—

(a)	In January 2004, we redeemed our Series C Preferred Shares. See Note 26 — Subsequent Events.

(b)	In July 2002, we redeemed our 7,994,000 outstanding 8.98% Series A Cumulative Redeemable Preferred Shares at an aggregate redemption price of approximately $201.9 million, including accrued distributions, with the net proceeds from the issuance of our 8,500,000 7.75% Series G Cumulative Redeemable Preferred Shares.

(c)	In November 2001, we redeemed all of our 4,250,000 outstanding 9.45% Cumulative Redeemable Series D Preferred Shares, which were issued in connection with the Spieker Merger, at a redemption price of $25.00 per share, plus accrued and unpaid distributions for the period from October 1, 2001 to the redemption date of $0.2821875 per share, or an aggregate redemption price of approximately $107.4 million.

(d)	On June 27, 2003, we redeemed our 6,000,000 outstanding 7.875% Series E Cumulative Redeemable Preferred Shares, which were issued in connection with the Spieker Merger, at a redemption price of $25.00 per share for an aggregate redemption price of approximately $151.9 million, which includes approximately $1.9 million of accrued and unpaid distributions.

(e)	On June 30, 2003, we redeemed our 4,000,000 outstanding 8.0% Series F Cumulative Redeemable Preferred Shares, which were issued in connection with the Spieker Merger, at a redemption price of $25.00 per share for an aggregate redemption price of $100.0 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 15 — SHAREHOLDERS’ EQUITY AND MANDATORILY REDEEMABLE PREFERRED SHARES — (continued)

Put Option Settlement

      As of December 31, 2000, 1,717,844 redeemable Common Shares were outstanding which related to Common Shares subject to a put option agreement entered into with an affiliate of the Wright Runstad & Company in connection with the acquisition of certain Properties in December 1997. In September 2001, we paid approximately $1.4 million in settlement of this put option. We previously recognized approximately $4.1 million as a total potential payment for the put option exercise between the period from August 1999 to August 2000. The difference of approximately $2.7 million between the $4.1 million previously recognized and the $1.4 million actually paid was recognized as a put option settlement.

NOTE 16 — FUTURE MINIMUM RENTS

      Future minimum rental receipts due on noncancelable operating leases at the Office Properties and Industrial Properties as of December 31, 2003 were as follows:

Year	Dollars in thousands

2004	$2,352,633
2005	2,120,951
2006	1,813,667
2007	1,520,989
2008	1,244,579
Thereafter	3,540,284

Total	$12,593,103

      We are subject to the usual business risks associated with the collection of the above scheduled rents. The future minimum rental receipts due on noncancelable operating leases from our investments in unconsolidated joint ventures are not included in the above schedule.

NOTE 17 — FUTURE MINIMUM LEASE PAYMENTS

      Certain Office Properties are subject to ground leases. Certain of these leases are subject to rental increases based upon the appraised value of the Property at specified dates or certain financial calculations based on the operations of the respective Property. Any incremental changes in the rental payments as a result of these adjustments are not included in the table below because the amount of the change is not determinable. Future minimum lease obligations under these noncancelable leases as of December 31, 2003 were as follows:

Year	Dollars in thousands

2004	$16,583
2005	16,649
2006	16,748
2007	16,646
2008	16,660
Thereafter	1,177,275

Total	$1,260,561

      Rental expense from continuing operations for the years ended December 31, 2003, 2002 and 2001 was approximately $24.2 million, $24.2 million and $19.7 million, respectively. These rental expense amounts include ground rent and rent for our corporate offices.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 18 — EXTRAORDINARY ITEM

      The $1.0 million extraordinary loss in 2001 related to costs on certain Office Properties located in Seattle, Washington as a result of damage from an earthquake in February 2001.

NOTE 19 — EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share:

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands, except per share data)
Numerator:
Income from continuing operations	$548,038	$669,646	$563,915
Put option settlement	—	—	2,655
Preferred distributions	(51,872)	(62,573)	(57,041)

Income from continuing operations available to common shareholders	496,166	607,073	509,529
Discontinued operations (including net gain on sales of real estate of $61,953, $17,926 and $0, respectively)	107,024	100,569	56,409
Extraordinary item	—	—	(1,000)
Cumulative effect of a change in accounting principle	—	—	(1,142)

Numerator for basic earnings per share — net income available to common shareholders	603,190	707,642	563,796
Net income available to common shareholders allocated to minority interests in EOP Partnership	74,152	89,205	76,249

Numerator for diluted earnings per share — net income available to common shareholders	$677,342	$796,847	$640,045

Denominator:
Denominator for basic earnings per share — weighted average Common Shares outstanding	401,016,093	414,689,029	360,026,097
Effect of dilutive potential common shares:
Redemption of Units for Common Shares	49,578,372	52,445,745	48,893,485
Share options, put options and restricted shares	1,966,888	2,003,946	3,067,315

Dilutive potential common shares	51,545,260	54,449,691	51,960,800

Denominator for diluted earnings per share — weighted average Common Shares outstanding and dilutive potential common shares	452,561,353	469,138,720	411,986,897

Earnings per share — basic
Income from continuing operations available to common shareholders, net of minority interests	$1.27	$1.49	$1.43
Discontinued operations, net of minority interests	0.24	0.22	0.14

Net income available to common shareholders(a)	$1.50	$1.71	$1.57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 19 — EARNINGS PER SHARE — (continued)

	For the years ended December 31,

	2003	2002	2001

	(Dollars in thousands, except per share data)
Earnings per share — diluted
Income from continuing operations available to common shareholders	$1.26	$1.48	$1.42
Discontinued operations	0.24	0.21	0.14

Net income available to common shareholders(a)	$1.50	$1.70	$1.55

(a)	Net income available to common shareholders per share may not total the sum of the per share components due to rounding.

      The following securities were not included in the diluted earnings per share computation because they would have had an antidilutive effect:

		For the years ended December 31,
	Weighted Average
Antidilutive Securities	Exercise Price	2003	2002	2001

Share options	$29.220	13,436,967	—	—
Share options	$29.240	—	13,032,648	—
Share options	$30.350	—	—	4,849,148
Series B Preferred Shares	$35.700	8,389,354	8,389,354	8,389,354
Warrants (expired on December 17, 2002)	$39.375	—	4,808,219	5,000,000

Total		21,826,321	26,230,221	18,238,502

      For additional disclosures regarding employee share options and restricted shares, see Note 2 — Summary of Significant Accounting Policies — Share Based Employee Compensation Plans and Note 23 — Share-Based Employee Compensation Plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 20 — SEGMENT INFORMATION

      As discussed in Note 1, our primary business is the ownership and operation of Office Properties. We account for each Office Property as an individual operating segment and have aggregated the related operating accounts into a single operating segment for financial reporting purposes due to the fact that the individual operating segments have similar economic characteristics. The net property operating income from continuing operations generated at the “Corporate and Other” segment consist primarily of the Industrial Properties and stand-alone parking facilities that were sold in 2002 and 2001. The “Other revenues” generated at the “Corporate and Other” segment consist primarily of fee income from the management of office properties owned by third parties, interest and dividend income from various investments and realized gains on sale of certain marketable securities.

	As of or for the year ended December 31, 2003

	Office Properties	Corporate and Other	Consolidated

	(Dollars in thousands)
Property operating revenues(a)	$3,129,304	$47,979	$3,177,283
Property operating expenses(b)	(1,115,100)	(10,517)	(1,125,617)

Property net operating income from continuing operations	2,014,204	37,462	2,051,666

Adjustments to arrive at net income:
Other revenues	4,452	33,278	37,730
Interest expense(c)	(176,804)	(650,531)	(827,335)
Depreciation and amortization	(690,972)	(24,136)	(715,108)
Ground rent	(20,287)	—	(20,287)
General and administrative	(4,395)	(58,084)	(62,479)
Impairment	(7,500)	—	(7,500)

Total	(895,506)	(699,473)	(1,594,979)

Income before income taxes, allocation to minority interests, income from investments in unconsolidated joint ventures and net gain on partial sales of real estate	1,118,698	(662,011)	456,687
Income taxes	(909)	(4,464)	(5,373)
Minority interests	(8,080)	(74,188)	(82,268)
Income from investments in unconsolidated joint ventures	76,292	3,590	79,882
Net gain on partial sales of real estate	99,110	—	99,110

Income from continuing operations	1,285,111	(737,073)	548,038
Discontinued operations (including net gain on sales of real estate of $61,953)	103,506	3,518	107,024

Net income	$1,388,617	$(733,555)	$655,062

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 20 — SEGMENT INFORMATION — (continued)

	As of or for the year ended December 31, 2003

	Office Properties	Corporate and Other	Consolidated

	(Dollars in thousands)
Property net operating income:
Continuing operations	$2,014,204	$37,462	$2,051,666
Discontinued operations (see Note 6)	59,828	299	60,127

Total property net operating income	$2,074,032	$37,761	$2,111,793

Property operating margin from continuing and discontinued operations(d)			64.7%

Property operating margin from continuing operations(d)			64.6%

Capital and tenant improvements	$401,061	$34,247	$435,308

Investments in unconsolidated joint ventures	$1,128,175	$(943)	$1,127,232

Total Assets	$23,284,909	$904,101	$24,189,010

(a)	Included in property operating revenues are rental revenues, tenant reimbursements, parking income and other income.

(b)	Included in property operating expenses are real estate taxes, insurance, repairs and maintenance and property operating expenses.

(c)	Interest expense for the Office Properties represents interest expense on property secured mortgage debt and does not include interest expense on the unsecured notes or the line of credit.

(d)	Property operating margin is calculated by dividing property net operating income by property operating revenues.

	As of or for the year ended December 31, 2002

	Office Properties	Corporate and Other	Consolidated

	(Dollars in thousands)
Property operating revenues(a)	$3,287,890	$53,435	$3,341,325
Property operating expenses(b)	(1,137,552)	(10,235)	(1,147,787)

Property net operating income from continuing operations	2,150,338	43,200	2,193,538

Adjustments to arrive at net income:
Other revenues	2,542	35,513	38,055
Interest expense(c)	(193,759)	(620,886)	(814,645)
Depreciation and amortization	(642,839)	(19,681)	(662,520)
Ground rent	(20,325)	—	(20,325)
General and administrative	—	(65,790)	(65,790)

Total	(854,381)	(670,844)	(1,525,225)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 20 — SEGMENT INFORMATION — (continued)

	As of or for the year ended December 31, 2002

	Office Properties	Corporate and Other	Consolidated

	(Dollars in thousands)
Income before income taxes, allocation to minority interests and income from investments in unconsolidated joint ventures	1,295,957	(627,644)	668,313
Income taxes	(2,118)	(6,996)	(9,114)
Minority interests	(7,120)	(89,285)	(96,405)
Income from investments in unconsolidated joint ventures	106,701	151	106,852

Income from continuing operations	1,393,420	(723,774)	669,646
Discontinued operations (including net gain on sales of real estate of $17,926)	98,725	1,844	100,569

Net income	$1,492,145	$(721,930)	$770,215

Property net operating income:
Continuing operations	$2,150,338	$43,200	$2,193,538
Discontinued operations (see Note 6)	110,383	1,402	111,785

Total property net operating income	$2,260,721	$44,602	$2,305,323

Property operating margin from continuing and discontinued operations(d)			65.7%

Property operating margin from continuing operations(d)	$321,803	$7,127	65.6	% $328,930
Capital and tenant improvements	$1,077,273	$10,542	$1,087,815
Investments in unconsolidated joint ventures	$24,394,552	$852,231	$25,246,783
Total Assets

(a)	Included in property operating revenues are rental revenues, tenant reimbursements, parking income and other income.

(b)	Included in property operating expenses are real estate taxes, insurance, repairs and maintenance and property operating expenses.

(c)	Interest expense for the Office Properties represents interest expense on property secured mortgage debt and does not include interest expense on the unsecured notes or the line of credit.

(d)	Property operating margin is calculated by dividing property net operating income by property operating revenues.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 20 — SEGMENT INFORMATION — (continued)

	For the year ended December 31, 2001

	Office	Corporate
	Properties	and Other	Consolidated

	(Dollars in thousands)
Property operating revenues(a)	$2,899,416	$50,379	$2,949,795
Property operating expenses(b)	(998,596)	(9,582)	(1,008,178)

Property net operating income from continuing operations	1,900,820	40,797	1,941,617

Adjustments to arrive at net income:
Other revenues	3,496	51,604	55,100
Interest expense(c)	(208,398)	(534,188)	(742,586)
Depreciation and amortization	(535,408)	(17,763)	(553,171)
Ground rent	(16,692)	—	(16,692)
General and administrative	(11)	(42,310)	(42,321)
Impairments	—	(135,220)	(135,220)

Total	(757,013)	(677,877)	(1,434,890)

Income before income taxes, allocation to minority interests, income from investments in unconsolidated joint ventures and net gain on sales of real estate	1,143,807	(637,080)	506,727
Income taxes	(1,782)	(6,961)	(8,743)
Minority interests	(8,685)	(76,249)	(84,934)
Income from investments in unconsolidated joint ventures	67,216	1,987	69,203
Net gain on sales of real estate	22,265	59,397	81,662

Income from continuing operations	1,222,821	(658,906)	563,915
Discontinued operations	55,622	787	56,409

Income before extraordinary item and cumulative effect of change in accounting principle	1,278,443	(658,119)	620,324
Extraordinary item	(1,000)	—	(1,000)
Cumulative effect of change in accounting principle	(1,142)	—	(1,142)

Net income	$1,276,301	$(658,119)	$618,182

Property net operating income:
Continuing operations	$1,900,820	$40,797	$1,941,617
Discontinued operations (see Note 6)	78,276	954	79,230

Total property net operating income	$1,979,096	$41,751	$2,020,847

Property operating margin from continuing and discontinued operations(d)			65.7%

Property operating margin from continuing operations(d)			65.8%

Capital and tenant improvements	$325,215	$34,850	$360,065

(a)	Included in property operating revenues are rental revenues, tenant reimbursements, parking income and other income.

(b)	Included in property operating expenses are real estate taxes, insurance, repairs and maintenance and property operating expenses.

(c)	Interest expense for the Office Properties represents interest expense on property secured mortgage debt and does not include interest expense on the unsecured notes or the line of credit.

(d)	Property operating margin is calculated by dividing property net operating income by property operating revenues.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 21 — QUARTERLY DATA (UNAUDITED)

	For the three months ended

	12/31/03	9/30/03	6/30/03	3/31/03

	(Dollars in thousands, except per share data)
Total revenues(a)	$828,142	$789,254	$787,080	$788,669
Income from continuing operations(a)	$188,647	$115,568	$108,733	$135,089
Discontinued operations(a)	$23,297	$5,115	$56,523	$22,089
Net income	$211,944	$120,683	$165,256	$157,178
Earnings per share — basic:
Net income per share	$0.53	$0.30	$0.41	$0.38
Earnings per share — diluted:
Net income per share	$0.53	$0.30	$0.41	$0.38

(a)	The amounts presented for the three months ended September 30, 2003, June 30, 2003, and March 31, 2003 are not equal to the same amounts previously reported in the Form 10-Q filed with the SEC for each period as a result of discontinued operations consisting of properties sold in 2003 and in the first quarter 2004. Total revenues presented for the three months ended June 30, 2003 and March 31, 2003 also differ from the same amounts previously reported in the Form 10-Q filed with the SEC for each period due to the reclassification of interest/dividend income and realized gain on sale of marketable securities previously reported as revenues to other income. Below is a reconciliation to the amounts previously reported in the Form 10-Q:

	For the three months ended

	9/30/03	6/30/03	3/31/03

	(Dollars in thousands,
	except per share data)
Total revenues previously reported in Form 10-Q	$806,162	$810,959	$829,255
Revenues previously reported in Form 10-Q subsequently reclassified to other income	—	(3,695)	(11,405)
Revenues previously reported in Form 10-Q subsequently reclassified to discontinued operations	(16,908)	(20,184)	(29,181)

Total revenues disclosed in Form 10-K	$789,254	$787,080	$788,669

Income from continuing operations previously reported in Form 10-Q	$124,435	$119,090	$149,531
Income from continuing operations previously reported in Form 10-Q subsequently reclassified to discontinued operations	(8,867)	(10,357)	(14,442)

Income from continuing operations disclosed in Form 10-K	$115,568	$108,733	$135,089

Discontinued operations previously reported in Form 10-Q	$(3,752)	$46,166	$7,647
Discontinued operations from properties sold subsequent to the respective reporting period	8,867	10,357	14,442

Discontinued operations disclosed in Form 10-K	$5,115	$56,523	$22,089

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 21 — QUARTERLY DATA (UNAUDITED) — (continued)

	For the three months ended

	12/31/02	9/30/02	6/30/02	3/31/02

	(Dollars in thousands, except per share data)
Total revenues(b)	$847,997	$840,967	$832,757	$835,510
Income from continuing operations(b)	$160,116	$158,266	$154,345	$196,920
Discontinued operations(b)	$26,977	$25,363	$27,967	$20,261
Net income	$187,093	$183,629	$182,312	$217,181
Earnings per share — basic:
Net income per share	$0.45	$0.44	$0.43	$0.52
Earnings per share — diluted:
Net income per share	$0.45	$0.43	$0.43	$0.52

(b)	The amounts presented for the three months ended December 31, 2002, September 30, 2002, June 30, 2002, and March 31, 2002 are not equal to the same amounts previously reported in the Form 10-Q or Form 10-K filed with the SEC for each period as a result of discontinued operations consisting of properties sold in 2003 and in the first quarter 2004. Total revenues presented for the three months ended December 31, 2002, June 30, 2002 and March 31, 2002 also differ from the same amounts previously reported in the Form 10-Q or Form 10-K filed with the SEC for each period due to the reclassification of interest/dividend income and realized gain on sale of marketable securities previously reported as revenues to other income. Below is a reconciliation to the amounts previously reported in the Form 10-Q or Form 10-K:

	For the three months ended

	12/31/02	9/30/02	6/30/02	3/31/02

	(Dollars in thousands, except per share data)
Total revenues previously reported in Form 10-Q or Form 10-K	$884,511	$857,661	$861,889	$870,264
Revenues previously reported in Form 10-Q or Form 10-K subsequently reclassified to other income	(5,223)	—	(7,492)	(6,841)
Revenues previously reported in Form 10-Q or Form 10-K subsequently reclassified to discontinued operations	(31,291)	(16,694)	(21,640)	(27,913)

Total revenues disclosed in Form 10-K	$847,997	$840,967	$832,757	$835,510

Income from continuing operations previously reported in Form 10-Q or Form 10-K	$175,436	$166,372	$165,715	$211,926
Income from continuing operations previously reported in Form 10-Q or Form 10-K subsequently reclassified to discontinued operations	(15,320)	(8,106)	(11,370)	(15,006)

Income from continuing operations disclosed in Form 10-K	$160,116	$158,266	$154,345	$196,920

Discontinued operations previously reported in Form 10-Q or Form 10-K	$11,657	$17,257	$16,597	$5,255
Discontinued operations from properties sold subsequent to the respective reporting period	15,320	8,106	11,370	15,006

Discontinued operations disclosed in Form 10-K	$26,977	$25,363	$27,967	$20,261

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 22 — RELATED PARTY TRANSACTIONS

      Fees and reimbursements paid to related parties for the years ended December 31, 2003, 2002 and 2001 were as follows:

	Paid in years ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Development fees, leasing commissions and management fees(a)	$3,569	$4,727	$8,147
Interest and prepayment penalty on mortgage notes(b)	—	—	22,256
Office rent(c)	3,959	3,904	2,964

Total	$7,528	$8,631	$33,367

Payable to related parties at year end	$273	$1,748	$339

(a)	Amounts paid in 2003 were paid to an affiliate of William Wilson III, one of our trustees. Amounts paid in 2002 and 2001 were paid to W/EO. In 2000, we entered into a joint venture agreement with Wilson Investors — California, LLC (“WIC”) to form W/ EO for the purpose of developing, constructing, leasing and managing developments in northern California. We own 49.9% of W/ EO and WIC owns 50.1% of W/ EO. William Wilson III, through his ownership of WIC, indirectly owns approximately 22% of W/ EO and approximately 30% of any promote to which WIC is entitled under the joint venture agreement. We agreed to loan up to $25 million to WIC for its required contribution to W/ EO at a 15% interest rate per annum. In 2002, WIC repaid the outstanding loan balance of approximately $12.0 million of principal and $2.0 million of accrued interest. Upon this repayment and as a result of certain transactions with WIC the loan commitment has been terminated. Our investment in W/ EO as of December 31, 2003 and 2002 was approximately $1.3 million and $3.6 million, respectively, which represents our indirect interest in Concar at December 31, 2003 and Concar and Foundry IV (which was sold in 2003) at December 31, 2002.

We created joint ventures with W/ EO and, in certain cases, unaffiliated parties for the development of various office properties. We agreed to provide first mortgage financing to the ownership entities of each of these developments at the greater of 6.5% or LIBOR plus 3.25%, generally maturing 36 months after initial funding or earlier at our option, in the event alternative financing sources are available on terms reasonably acceptable to WIC and any unaffiliated party. The aggregate amount of any such financing would generally be capped at 70% of budgeted construction costs (76% in the case of Concar which, at December 31, 2002 had been completed and leased and as such is now reflected as investment in real estate). At December 31, 2002, we had committed to make mortgage loans for Foundry Square IV and Concar totaling approximately $96 million, of which approximately $74 million in principal and approximately $0.4 million in accrued interest was outstanding. The total principal and interest outstanding on these mortgage loans at December 31, 2003 was approximately $40 million. The mortgage loan for Foundry Square IV was repaid in 2003.

In December 2002, we completed a transaction with W/ EO and WIC pursuant to which we acquired W/EO’s interests in various projects known as Foundry Square II, Foundry Square III (a land parcel that was under option), the Ferry Building, San Rafael Corporate Center I and San Rafael Corporate Center II (a land parcel). WIC acquired W/EO’s interest in a project known as Larkspur (a land parcel under option) and WIC acquired the operating business and all assets of W/EO other than its ownership interests in the development projects known as Foundry Square IV and Concar. W/EO’s and our interests in Foundry Square IV and Concar remained unchanged as a result of this transaction. Joint ventures with other unaffiliated parties on the projects in which we acquired W/EO’s interest also remain unchanged as a result of this transaction. This transaction was accounted for as a nonmonetary exchange because the assets included in the exchange were similar and because the cash consideration exchanged was minimal. No gain or loss was recognized in connection with the transaction. A WIC subsidiary will continue providing the development management services to Foundry Square II, the Ferry Building and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 22 — RELATED PARTY TRANSACTIONS — (continued)

Concar until the earlier of project stabilization or June 2004. We also engaged a subsidiary of WIC to provide leasing brokerage services for Foundry Square II and the Ferry Building. These services for Foundry Square II were terminated by us and these services for the Ferry Building were terminated in part by us in January 2004. In July, 2003, Foundry Square IV was sold. Following this sale, W/ EO’s sole asset is its ownership interest in Concar. In accordance with the W/ EO operating agreement, we may, but are not required to, purchase the W/ EO interest in Concar subsequent to project stabilization.

(b)	In connection with the Cornerstone Merger, $250 million of mortgage debt was assumed on certain properties payable to Stichting Pensioenfonds Voor de Gezondheid, Geestelijke en Maatschappelijke Belangen (“PGGM”), of which Jan H.W.R. van der Vlist, one of our trustees, is a director of real estate. In October 2000, we repaid $65 million of mortgage debt encumbering TransPotomac Plaza 5 upon its maturity. In December 2001, the remaining $185 million of mortgage debt encumbering several properties was prepaid. As a result of the prepayment, we paid a $5.0 million prepayment penalty to PGGM.

(c)	We lease office space from Two North Riverside Plaza Joint Venture, a partnership composed of trusts established for the benefit of the families of Samuel Zell and Robert Lurie, a deceased former business partner of Mr. Zell.

Amounts Received from Related Parties

      As described in Note 7, we own, and receive distributions from, preferred shares of CT Convertible Trust I, of which Mr. Zell is Chairman of the Board.

      We have entered into third-party management contracts and a licensing agreement to manage and lease space at certain Properties owned or controlled by affiliates of Mr. Zell. Income recognized by us for providing these management services during 2003, 2002, and 2001 was approximately $.8 million, $1.0 million, and $1.5 million, respectively.

      In addition, we provided real estate tax consulting and risk management services to related parties for which we received approximately $.3 million, $1.6 million, and $1.7 million during 2003, 2002 and 2001, respectively.

      We received approximately $0.8 million from W/ EO during 2003 for lease commissions.

NOTE 23 — SHARE-BASED EMPLOYEE COMPENSATION PLANS

      We have three share-based employee compensation plans: the 1997 Share Option and Share Award Plan, as amended (the “1997 Plan”), the 2003 Share Option and Share Incentive Plan, as amended (the “2003 Plan”) and the 1997 Non-Qualified Share Purchase Plan, as amended (the “Non-Qualified Share Purchase Plan”). We also have assumed individual options in connection with prior merger transactions.

      The purpose of the 1997 Plan is to attract and retain highly qualified executive officers, trustees and employees. Through the 1997 Plan, eligible officers, trustees, employees and consultants are offered the opportunity to acquire Common Shares pursuant to grants of (a) options to purchase Common Shares (“Options”) and (b) Share Awards (defined below). The 1997 Plan is administered by the Compensation and Option Committee (the “Compensation Committee”), which is appointed by the Board of Trustees. The Compensation Committee determines those officers, trustees, key employees and consultants to whom, and the time or times at which, grants of Options and Share Awards will be made. The Compensation Committee interprets the 1997 Plan, adopts rules relating thereto and determines the terms and provisions of Options and Share Awards. In 2003, 2002, and 2001 the Common Shares subject to Options and Share Awards under the 1997 Plan were limited to 31,375,726, 32,030,650, and 23,733,869, respectively. The maximum aggregate number of Options and Share Awards that may be granted under the 1997 Plan may not exceed 6.8% of the outstanding Common Shares calculated on a fully diluted basis and determined annually on the first day of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 23 — SHARE-BASED EMPLOYEE COMPENSATION PLANS — (continued)

each calendar year. The issuance of awards or shares under the 2003 Plan does not increase the number of shares that may be issued under the 1997 Plan. No more than one-half of the maximum aggregate number of Options and Share Awards may be granted as Share Awards. To the extent that Options expire unexercised or are terminated, surrendered or canceled, the Options and Share Awards become available for future grants under the 1997 Plan, unless the 1997 Plan has terminated. The 1997 Plan has a 10-year term. The Board of Trustees may at any time prior thereto amend or terminate the 1997 Plan, but termination will not affect Options and Share Awards previously granted. Any Options or Share Awards which vest prior to any such termination will continue to be exercisable by the holder thereof.

      The Compensation Committee determines the vesting schedule of each Option and the term, which shall not exceed 10 years from the grant date. As to the Options that have been granted, each vests evenly over a three year period, one-third per year on each of the first three anniversaries of the grant date. The exercise price for Options is equivalent to the fair market value of the underlying Common Shares at the grant date.

      The 1997 Plan permits the issuance of Share Awards to executive officers, trustees and key employees upon such terms and conditions as are determined by the Compensation Committee in its sole discretion. A Share Award is an award of a Common Share which (a) may be fully vested upon issuance (“Share Award”) or (b) may vest over time (“Restricted Share Award”). Generally, members of the Board of Trustees have been granted Share Awards pursuant to the 1997 Plan as payment of their board fees. In each case, the number of Share Awards granted to trustees was equal to the dollar value of the fee divided by the fair market value of a Common Share on the date the fee would have been paid. Restricted Share Awards granted in 2003 and 2002 vest evenly over a five-year period, 20% per year on each of the first five anniversaries of the grant date. The Restricted Share Awards granted before 2002 vest over a five-year period as follows: 50% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date and the remaining 25% on the fifth anniversary of the grant date.

      The fair value for Options granted in 2003, 2002, and 2001 was estimated at the time the Options were granted using the Black-Scholes option-pricing model with the following weighted average assumptions:

Assumptions:	2003	2002	2001

Risk-free interest rate	3.2%	4.2%	4.2%
Expected dividend yield	6.6%	7.0%	6.7%
Volatility	0.22	0.19	0.21
Weighted average expected life of the Options	7 years	5 years	5 years
Weighted average fair value of Options granted	$2.36	$2.29	$2.76

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected stock price volatility.

      In 2003, 2002, and 2001, we recognized compensation expense related to Restricted Shares and Options issued to employees of $17.1 million, $15.0 million, and $9.2 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 23 — SHARE-BASED EMPLOYEE COMPENSATION PLANS — (continued)

      The table below summarizes the Option activity of the 1997 Plan for the last three years:

		Weighted Average
	Common Shares	Exercise Price Per
	Subject to Options	Option

Balance at December 31, 2000	13,221,371	$24.82
Options granted(1)	6,785,666	27.26
Options canceled	(438,681)	27.53
Options exercised	(3,282,003)	21.89

Balance at December 31, 2001	16,286,353	26.41
Options granted	6,540,705	28.36
Options canceled	(592,102)	28.98
Options exercised	(1,739,863)	23.00

Balance at December 31, 2002	20,495,093	27.18
Options granted	3,550,017	24.70
Options canceled	(1,358,070)	27.78
Options exercised	(1,661,333)	22.72

Balance at December 31, 2003	21,025,707	27.10

      The following table summarizes information regarding Options outstanding at December 31, 2003:

	Options Outstanding
				Options Exercisable		Options Not Exercisable
		Weighted-
		average	Weighted-		Weighted-		Weighted-
		remaining	average		average		average
		contractual life	exercise		exercise		exercise
Range of Exercise Prices	Options	in years(2)	price	Options	price	Options	price

$12.09 to $21.00	1,253,104	3.6	$20.74	1,253,104	$20.74	—	—
$21.07 to $23.40	1,155,499	4.9	23.25	1,155,499	23.25	—	—
$24.23 to $24.62	5,472,977	7.6	24.39	2,546,312	24.24	2,926,665	24.53
$24.88 to $28.36	6,367,408	7.9	28.20	2,798,154	28.20	3,569,254	28.19
$28.38 to $29.50	2,131,864	4.6	29.48	2,098,524	29.49	33,340	29.19
$29.76 to $33.00	4,644,855	6.6	30.35	3,491,425	30.47	1,153,430	29.99

$12.09 to $33.00	21,025,707	6.8	$27.10	13,343,018	$27.11	7,682,689	$27.07

(1)	Includes 1,890,648 non-plan options assumed in connection with the Spieker Merger.

(2)	Expiration dates ranged from January 2004 to December 2013.

      During 2003, 2002 and 2001, there were 926,511, 541,055 and 602,666 Restricted Share Awards granted, respectively. The Restricted Shares Awards issued in 2003, 2002 and 2001 were, on average, valued at an average of $24.56, $28.01 and $20.61 each, respectively. The value of the Restricted Share Awards is recognized as compensation expense evenly over the vesting period.

      Our shareholders approved the 2003 Plan at our 2003 annual meeting of shareholders. A total of 20,000,000 Common Shares are reserved for issuance under the 2003 Plan to trustees, officers, employees and consultants of Equity Office and its subsidiaries. The 2003 Plan provides for awards of share options, restricted shares, unrestricted shares, share units, dividend equivalent rights, share appreciation rights and performance awards. No more than 10,000,000 of the Common Shares reserved under the 2003 Plan may be issued in connection with awards other than options. The maximum number of shares subject to options and share appreciation rights that can be awarded to any person is 750,000 per year, and the maximum number of shares that can be awarded to any person, other than pursuant to an option or share appreciation right, is 300,000 per year. The 2003 Plan is administered by the Compensation Committee. Subject to the terms of the 2003 Plan, the Compensation Committee may select participants to receive awards, determine the types of awards and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 23 — SHARE-BASED EMPLOYEE COMPENSATION PLANS — (continued)

the terms and conditions of awards, and interpret the provisions of the 2003 Plan. The exercise price of each share option awarded under the 2003 Plan may not be less than 100% of the fair market value of a Common Share on the date of grant. The term of the 2003 Plan is 10 years. Prior thereto, the Compensation Committee may terminate or amend the 2003 Plan at any time and for any reason, but termination will not affect awards previously made. There were no awards made under the 2003 Plan during 2003.

      The Non-Qualified Purchase Plan was adopted to encourage eligible employees and trustees to purchase Common Shares. Under the Non-Qualified Purchase Plan, a total of 2,000,000 Common Shares are reserved for issuance. The minimum amount an eligible employee can contribute is $10 per pay period. The maximum amount an eligible employee can contribute is 20% of gross pay per pay period, up to $100,000 per calendar year. Trustees may contribute up to $100,000 per year. Contributions are held as part of the general assets of Equity Office. All contributions are fully vested. At the end of each purchase period, participant contributions are used to purchase Common Shares. The price for the Common Shares is 85% of the lesser of: (a) the closing price of the Common Shares on the last business day of the applicable purchase period and (b) the average closing price of the Common Shares for the purchase period. The number of Common Shares purchased is calculated on a per participant basis by dividing the contributions made by each participant during the Purchase Period by the purchase price. Only whole Common Shares are purchased, with any partial share of remaining cash being rolled over to the next purchase period. Shares purchased under the Non-Qualified Purchase Plan generally may not be sold, transferred or disposed of until the first anniversary of the purchase. If a participant violates this restriction, he or she is required to pay Equity Office an amount equal to the discount on the shares when purchased less, the excess, if any, of the amount the participant paid for the shares over the then current market price of the shares. At December 31, 2003, a total of 1,509,443 Common Shares remained available for issuance under the Non-Qualified Purchase Plan. Common Share purchases under this plan totaled 93,815, 90,484 and 76,645 in 2003, 2002 and 2001, respectively.

NOTE 24 — 401(K) PLAN

      Our 401(k) Plan was established to cover eligible employees and employees of any designated affiliate. The 401(k) Plan permits eligible persons to defer up to 16% of their annual compensation into the 401(k) Plan, subject to certain limitations imposed by the Internal Revenue Code. Employees’ elective deferrals are immediately vested upon contribution to the 401(k) Plan. We match employee contributions to the 401(k) Plan dollar for dollar up to 4% of the employee’s annual salary. In addition, we may elect to make an annual discretionary profit-sharing contribution. Approximately $6.7 million, $4.2 million and $3.8 million was recognized as expense in each of the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 25 — COMMITMENTS AND CONTINGENCIES

Concentration of Credit Risk

      We maintain cash and cash equivalents at financial institutions. The combined account balances at each institution typically exceed FDIC insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. We believe the risk is not significant.

Environmental

      As an owner of real estate, we are subject to various environmental laws of federal and local governments. Our compliance with existing laws has not had a material adverse effect on our financial condition and results of operations, and we do not believe it will have a material adverse effect in the future. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on our current Properties or on properties that we may acquire.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 25 — COMMITMENTS AND CONTINGENCIES — (continued)

Litigation

      Except as described below, we are not presently subject to material litigation nor, to our knowledge, is any material litigation threatened against us, other than routine actions for negligence and other claims and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance and all of which collectively are not expected to have a material adverse effect on our financial condition, results of operations, or liquidity.

      On May 8, 2003, Broadband Office, Inc. and the official committee of unsecured creditors of Broadband Office Inc. (collectively, the “Plaintiffs”), filed a complaint (the “Complaint”) in the United States Bankruptcy Court for the District of Delaware against one private and seven public real estate companies, various affiliated entities (collectively the “Corporate Defendants”) and certain individuals, including Equity Office, David Helfand (a former executive vice president of Equity Office), Spieker Properties, Inc. and Spieker Properties, L.P. (which we acquired in 2001) and Craig Vought (formerly co-chief executive officer of Spieker Properties, Inc. and a former Equity Office trustee). Under the terms of our indemnification agreements with Messrs. Helfand and Vought, we may be responsible to reimburse them for the effect of any judgment rendered against them personally as well as the costs of their defense. We were an equity investor in, landlord to and customer of Broadband Office, and Messrs. Helfand and Vought were members of the board of directors of Broadband Office until their resignations on May 1, 2001 and May 2, 2001, respectively. Mr. Vought also served as a member of Broadband Office’s executive committee. Broadband Office filed for bankruptcy protection on May 9, 2001. The First Amended Complaint alleges, among other things, breaches of fiduciary duty and seeks recovery of what it characterizes as preferential payments and fraudulent transfers. It further seeks to hold us liable for the outstanding debts of the corporation, jointly and severally with all of the Corporate Defendants, as an alleged “general partner” of Broadband Office. The Plaintiffs allege that the amount of these claims exceeds $300 million in the aggregate. Due to the inherent uncertainties of the judicial process and the early stage of this action, we are unable to predict the outcome of this matter with certainty. We intend to vigorously defend this matter and believe we have meritorious defenses. As a result, we have not accrued for any potential liability in connection with this litigation. As in any litigation, there can be no assurance that we will prevail. Should the court not resolve this matter in our favor it could have a material adverse effect on our financial condition, results of operations and liquidity.

Forward-Starting Interest Rate Swaps

      See Note 13 — Derivative Financial Instruments for information on our forward-starting interest rate swaps.

Contingencies

      Certain joint venture agreements contain buy/ sell options in which each party has the option to acquire the interest of the other party. Except for certain agreements in which our partners in three of our Office Properties can require us to buy their interests, such agreements do not generally require that we buy our partners’ interest. The exceptions allow our unaffiliated partners, at their election, to require that we buy their interests during specified future time periods, commencing in 2004 and at amounts that represent the fair market value of their interest at that time or at amounts based on formulas contained in the respective agreements. In addition, we have granted options to each of two tenants to purchase the Office Property it occupies.

      In accordance with Statement of Accounting Standards No. 5 Accounting for Contingencies, we have not recorded a liability or the related asset that would result from the acquisition in connection with the above potential obligations because the probability of our unaffiliated partners requiring us to buy their interest is not currently determinable and we are unable to estimate the amount of the payment required for that purpose.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 25 — COMMITMENTS AND CONTINGENCIES — (continued)

      Approximately 260 of our properties, consisting of 33.1 million square feet, are subject to restrictions on taxable dispositions under tax protection agreements entered into with some of the contributors of the properties. The carrying value of these properties was approximately $6.7 billion at December 31, 2003. The restrictions on taxable dispositions are effective for periods expiring at different times through 2021. The terms of these tax protection agreements generally prevent us from selling specific properties in taxable transactions unless we indemnify the contributing partners for their income tax liability on the portion of the gain on sale allocated to them as a result of the property’s value at the time of its contribution to us or, in some cases, to our predecessor. We do not believe that the tax protection agreements materially affect the conduct of our business or our decisions whether to dispose of restricted properties during the restriction period because we generally hold these and our other properties for investment purposes, rather than for sale. Historically, however, where we have deemed it to be in our shareholders’ best interests to dispose of restricted properties, we have done so through transactions structured as tax-deferred transactions under section 1031 of the Internal Revenue Code. We anticipate structuring any future dispositions of restricted properties as transactions intended to qualify for tax-deferred treatment. We therefore view the likelihood of incurring any such material indemnification obligations to be remote. Were we to dispose of a restricted property in a taxable transaction, we generally would be required to pay to a partner that is a beneficiary of one of the tax protection agreements an amount based on the amount of income tax the partner would be required to pay on the incremental gain allocated to such partner as a result of the built-in gain that existed with respect to such property at the time of its contribution to us, or in some cases, to our predecessor. In some cases there is a further requirement to reimburse any additional tax liability arising from the indemnification payment itself. The exact amount that would be payable with respect to any particular taxable sale of a restricted property would depend on a number of factors, many of which can only be calculated at the time of any future sale, including the sale price of the property at the time of the sale, the partnership’s basis in the property at the time of the sale, the partner’s basis in the assets at the time of the contribution, the partner’s applicable rate of federal, state and local taxation at the time of the sale, and the timing of the sale itself.

Insurance

      Property Damage, Business Interruption, Earthquake and Terrorism: The insurance coverage provided through third-party insurance carriers is subject to coverage limitations. For each type of insurance coverage described below, should an uninsured or underinsured loss occur, we could lose all or a portion of our investment in, and anticipated cash flows from, one or more of the Properties. In addition, there can be no assurance that third-party insurance carriers will be able to maintain reinsurance sufficient to cover any losses that may be incurred.

Type of Insurance		Third-Party Coverage
Coverage	Equity Office Loss Exposure/Deductible	Limitation

Property damage and
business interruption(a)	$75 million annual aggregate exposure (which includes amounts paid for earthquake loss), plus $1 million per occurrence deductible	$1.0 billion per occurrence(c)
Earthquake(a)(b)	$75 million annual aggregate exposure (which includes amounts paid for property damage and business interruption loss), plus $1 million per occurrence deductible	$325 million in the aggregate per year(c)
Acts of terrorism(d)	$2.8 million per occurrence deductible (plus 10% of each and every loss with a maximum per occurrence exposure of $35.3 million which includes the $2.8 million deductible)	$825 million per occurrence(e)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

NOTE 25 — COMMITMENTS AND CONTINGENCIES — (continued)

(a)	We retain up to $75 million of such loss calculated throughout the portfolio. In the event of a loss in excess of this retention limit, the third-party insurance carriers would be obligated to cover the losses up to the stated coverage amounts in the above table.

(b)	The amount of the third-party insurance relating to earthquakes is based on maximum probable loss studies performed by independent third parties. The maximum annual aggregate payment amount for earthquake loss is $325 million, inclusive of our loss exposure of $75 million plus $1 million per occurrence deductible. There can be no assurance that the maximum probable loss studies have accurately estimated losses that may occur.

(c)	These amounts include our loss exposure/deductible amount.

(d)	The coverage includes nuclear, chemical and biological events. The coverage does not apply to non-TRIA (Terrorism Insurance Act of 2002) events (which are terrorism events that are not committed by a foreigner or a foreign country). We maintain separate insurance with a $325 million annual aggregate limit subject to a deductible of $1 million for non-TRIA events. This separate coverage for non-TRIA events excludes nuclear, biological and chemical events.

(e)	This amount is in excess of our deductible amounts.

      Pollution: We have pollution and remediation insurance coverage for both sudden and gradual events. Limits for this exposure are $2 million per loss and $10 million aggregate per year subject to a deductible of $100,000.

      Workers Compensation, Automobile Liability and General Liability: We have per occurrence deductible amounts for workers compensation of $500,000, auto liability of $250,000 and general liability of $1,000,000.

NOTE 26 — SUBSEQUENT EVENTS

      The following transactions occurred subsequent to December 31, 2003, through March 5, 2004:

1.	In January 2004, we redeemed all of our 4,562,900 outstanding 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest. The Series C Preferred Shares were redeemed at a redemption price of $25.00 per share for an aggregate redemption price of approximately $114.6 million, including accrued distributions. The deferred issuance cost of approximately $4.1 million will be reflected as a preferred distribution and a reduction of net income available to common shareholders.

2.	We repaid $300 million of 6.50% unsecured notes and $100 million of 6.90% unsecured notes that matured in January 2004.

3.	We extended the cash settlement dates of two $400 million forward-starting interest rate swaps from January 2004 to April 2004.

4.	We sold Cal Center located in Sacramento, California to an unaffiliated party for approximately $18.5 million. Cal Center consisted of approximately 118,172 square feet.

5.	We acquired the remaining interest in the 1301 Avenue of the Americas office building for approximately $60.7 million. Our economic interest in the joint venture after the acquisition is 100% and as a result of the acquisition the property is now consolidated.

6.	In February 2004, we prepaid the mortgage notes that were secured by 580 California for approximately $56.5 million.